Exhibit 10.2

CONTRIBUTION AND SALE AGREEMENT

by and among

GALE SLG NJ LLC,
a Delaware limited liability company,

GALE SLG RIDGEFIELD MEZZ LLC,
a Delaware limited liability company,

GALE SLG NJ MEZZ LLC,
a Delaware limited liability company,

and

MACK-CALI VENTURES L.L.C.,
a Delaware limited liability company

Dated as of March 7, 2006

i

Exhibits

A	-	Properties and Owners
B-1	-	Gale SLG Pre-Closing Organizational Chart
B-2	-	Mack-Cali Pre-Closing Organizational Chart
B-3	-	Post-Closing Organizational Chart
C	-	Form of Initial JVLLC Operating Agreement
D	-	Form of Amended and Restated JVLLC Limited Liability Company Operating Agreement
E	-	Form of Title Affidavit
F	-	Form of Escrow Agreement
G	-	Form of Certification of Representations and Warranties
H	-	Form of Assignment and Assumption of Limited Liability Company Interest
I	-	Form of Rent Shortfall Guaranty
J	-	Form of Landlord Estoppel
K	-	Form of Tenant Estoppel
L	-	Gramercy Term Sheet
M	-	Troy Entities and Troy Properties

Schedules

7(g)(viii)	-	Title Policies
8(a)(iii)	-	Contribution and Subscription Agreements
8(a)(x)	-	Leases
8(a)(xi)	-	Service Contracts
8(a)(xiii)	-	Brokerage Agreements
8(a)(xiv)	-	Litigation
8(a)(xviii)	-	Other Subsidiaries
8(a)(xxii)	-	Leasing Commissions as allocated to the Parties
8(a)(xxiv)	-	Existing Fixed Rate Debt Balance
8(a)(xxvi)	-	Rent Roll
8(a)(xxvii)	-	Certain Licenses
8(a)(xxx)	-	Tax Cert Proceedings
8(a)(xxxi)	-	Surveys
8(a)(xxxii)	-	Subsidiaries Treated as a Corporation
9(g)	-	Master Lease Spaces
9(j)	-	Mandatory Tenants
9(s)	-	Reciprocal Agreements
12(c)	-	Existing Fixed Rate Debt
13	-	Agreed Values
15(i)	-	Certain “Free Rent” Amounts

ii

CONTRIBUTION AND SALE AGREEMENT

THIS CONTRIBUTION AND SALE AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”) is made and entered into as of the 7th of March, 2006 (the “Date of Agreement”) by and among GALE SLG NJ LLC, a Delaware limited liability company (“Gale SLG”), GALE SLG NJ MEZZ LLC, a Delaware limited liability company (“Portfolio Mezz”) and GALE SLG RIDGEFIELD MEZZ LLC, a Delaware limited liability company (“Challenger Mezz”, and together with Gale SLG and Portfolio Mezz, collectively, the “Gale SLG Transferors”, and each a “Gale SLG Transferor”), and Mack-Cali Ventures L.L.C., a Delaware limited liability company (“Mack-Cali”).

RECITALS

A.            Gale SLG is the owner of 100% of the membership interests (the “Gale GP Interest”) in Gale SLG NJ GP LLC, a Delaware limited liability company (the “GP”), existing pursuant to the Limited Liability Company Agreement of the GP dated July 30, 2004 (the “GP Operating Agreement”) and 32,754,800 OP Units (as defined in the OP Partnership Agreement) (the “Gale OP Units”; and together with the Gale GP Interest, collectively, the “Contributed Interest”) of Gale SLG NJ Operating Partnership, L.P. (the “OP”), a Delaware limited partnership existing pursuant to the Third Amended and Restated Limited Partnership Agreement of the OP, dated August 24, 1999, as amended by a First Amendment and Second Amendment, each dated July 30, 2004 (as so amended, the “OP Partnership Agreement”).

B.            The GP is the sole general partner of the OP and owns 327,508 GP Units (as defined in the OP Partnership Agreement) and all of the outstanding Preferred GP Units (as defined in the OP Partnership Agreement).

C.            The OP is the owner of 100% of the membership interests in Portfolio Mezz, and Portfolio Mezz is the indirect owner of certain real property listed in Exhibit A attached hereto (the “Portfolio Properties”; each individually, a “Portfolio Property”). Fee title to each Portfolio Property is held by the entity set forth next to such Property on Exhibit A (collectively, the “Portfolio Owners”). In addition, (a) Mezz is the owner of 100% of the membership interests in the entities listed on Exhibit M (the “Troy Entities”), which entities are the fee owners of the properties set forth next to their names on Exhibit M (the “Troy Properties”) and (b) the OP is the owner of 100% of the membership interests in Gale SLG Naperville Member LLC (“Gale SLG Naperville”, and together with the Troy Entities, the “Class C Entities”; and the OP’s direct or indirect membership interests in the Class C Entities, collectively, the “Class C Assets”).

D.            The OP is the owner of 100% of the issued and outstanding capital stock of Gale SLG NJ TRS Corp., a Delaware corporation (“Portfolio TRS”). Portfolio TRS is the owner of 100% of the membership interests (the “OP Sub II Interest”) in PW/MS OP Sub II, LLC, a Delaware limited liability company (“Op Sub II”).

E.             Portfolio Mezz is the owner of (a) 100% of the membership interests (the “Waterview Interest”) in 35 Waterview SPE LLC, a Delaware limited liability company (“Waterview Owner”), which is fee owner of certain real property commonly known as 35

Waterview Boulevard, Parsippany-Troy Hills, New Jersey (the “Waterview Property”) and (b) 100% of the membership interests (the “Thornall Interest”) in 343 Thornall SPE LLC, a Delaware limited liability company (“Thornall Owner”), which is a fee owner of certain real property commonly known as 343 Thornall Street, Edison, New Jersey (the “Thornall Property”).

F.             Challenger Mezz is the owner of 100% of the membership interests (the “Challenger Interest”) in 105 Challenger Owner LLC, a Delaware limited liability company (“Challenger Owner”; Challenger Owner, together with and the Portfolio Owners, collectively, the “Owners”, each, an “Owner”). Challenger Owner is owner of a ground leasehold interest in certain real property known as 105 Challenger Road, Ridgefield Park, New Jersey (the “Challenger Property”; together with the Portfolio Properties, the Waterview Property and the Thornall Property, collectively, the “Properties”, each, a “Property”).

G.            Gale SLG Challenger LLC (“Challenger Parent”) is the owner of 100% of the membership interests in Challenger Mezz and 100% of the issued and outstanding stock of 105 Challenger TRS Corp. (“Challenger TRS”), a Delaware corporation.

H.            The Owners, together with the OP, the GP, Portfolio Mezz and the Class C Entities are referred to herein collectively the “Gale SLG Entities”. An organizational chart depicting the pre-Closing structure of the Gale SLG Entities and ownership of the Properties is attached hereto as Exhibit B-1. An organizational chart depicting the post-Closing structure, after giving effect to the Transaction, as hereinafter defined, is attached as Exhibit B-3.

I.              The Properties are currently encumbered by mortgage and mezzanine debt as more particularly described herein.

J.             Prior to the Closing:

(a)           (i)  TRS shall form a Delaware limited liability company (“TRS LLC”), to which it shall contribute all of the Op Sub II Interest in exchange for 100% of the membership interests in TRS LLC (the “TRS LLC Interest”); (ii) TRS LLC shall form a Delaware corporation (“TRS Sub”), to which it shall contribute all of the Op Sub II Interest in exchange for 100% of the issued and outstanding capital stock in TRS Sub; (iii) TRS shall distribute the TRS LLC Interest to its sole shareholder, the OP as a dividend; (iv) the OP shall distribute the TRS LLC Interest to its partners as a capital distribution; and (v) the GP shall, in turn, distribute the TRS LLC Interest distributed to it to its sole member, Gale SLG as a distribution (clauses (i)-(iv) are, collectively, the “Portfolio TRS Reorganization”);

(b)           Gale SLG shall form Mack-Green-Gale LLC, a new wholly-owned Delaware limited liability company (“JVLLC”); shall enter into an initial limited liability company operating agreement in the form attached hereto as Exhibit C; shall contribute the Contributed Interest to JVLLC; and

(c)           Challenger Parent shall contribute 100% of the capital stock of Challenger TRS to Challenger Owner.

K.            At Closing:

(a)           Portfolio Mezz shall sell to Mack-Cali the Waterview Interest (the transaction described in this clause (a), the “Waterview Transaction”);

(b)           Portfolio Mezz shall sell to Mack-Cali the Thornall Interest (the transaction described in this clause (b), the “Thornall Transaction”);

(c)           Challenger Mezz shall sell to Mack-Cali the Challenger Interest (the transaction described in this clause (c), the “Challenger Transaction”); and

(d)           Gale SLG shall sell to Mack-Cali the Mack-Cali Interest (as hereinafter defined), and Gale SLG and Mack-Cali shall enter into the Amended and Restated operating agreement of JVLLC in the form attached hereto as Exhibit D (such agreement, the “JVLLC Operating Agreement”; the transaction described in this (d), the “Portfolio Transaction”, and  together with the Challenger Transaction, the Thornall Transaction and the Waterview Transaction, collectively, the “Transaction”).

L.            In consideration of the Waterview Transaction, Mack-Cali shall pay to Portfolio Mezz an amount (the “Waterview Purchase Price”), equal to the Agreed Value of the Waterview Property minus the then-outstanding principal amount of the Existing Fixed Rate Debt encumbering the Waterview Property, in exchange for the Waterview Interest.

M.           In consideration of the Thornall Transaction, Mack-Cali shall pay to Portfolio Mezz an amount (the “Thornall Purchase Price”), equal to the Agreed Value of the Thornall Property, in exchange for the Thornall Interest.

N.            In consideration of the Challenger Transaction, Mack-Cali shall pay to Challenger Mezz an amount (the “Challenger Purchase Price”), equal to the Agreed Value of the Challenger Property minus the then-outstanding principal amount of the Existing Fixed Rate Debt encumbering the Challenger Property, in exchange for the Challenger Interest.

O.            In consideration of the Portfolio Transaction, Mack-Cali shall pay to Gale SLG the sum of the following in exchange for Mack-Cali’s interest in JVLLC:

(a)           an amount (the “Clause A Amount”), equal to Mack-Cali’s Applicable Percentage Share of an amount equal to the difference between (x) the aggregate Agreed Value of the Class A Properties and (y) the aggregate outstanding principal amount of Existing Fixed Rate Debt encumbering the Class A Properties as of the Closing Date;

(b)           an amount (the “Clause B Amount”), equal to Mack-Cali’s Applicable Percentage Share of an amount equal to the difference between (x) the aggregate Agreed Value of the Class B Properties and (y) the aggregate outstanding principal amount of Existing Fixed Rate Debt encumbering the Class B Properties as of the Closing Date; and

(c)           an amount equal to Mack-Cali’s Applicable Percentage Share of an amount equal to the difference between (x) the Agreed Value of the Troy Properties and (y) the aggregate principal amount of Existing Floating Rate Debt encumbering the Troy Properties as of the Closing Date (and after application of the release prices in respect of the Class A Properties and Class B Properties encumbered thereby to reduce the principal amount thereof), (such amount the “Clause C Amount”, and together with the Clause A Amount and the Clause B Amount, collectively, the “Portfolio Purchase Price”; the Portfolio Purchase Price, together with the Challenger Purchase Price, the Thornall Purchase Price and the Waterview Purchase Price, collectively, the “Total Purchase Price”), in all cases subject to proration and adjustment at Closing and to the other terms and conditions contained herein, including, without limitation, the provisions of Section 21 (the interest in JVLLC acquired by Mack-Cali upon payment of the Portfolio Purchase Price is referred to herein as the “Mack-Cali Interest”).

P.            After the transfer of the Mack-Cali Interest to Mack-Cali, Gale SLG will hold the remaining interest in JVLLC (the “Gale SLG Interest”).

Q.            The parties desire to enter into this Agreement for the purpose of implementing the transfers and contributions of partnership interests and membership interests described herein and making the covenants, representations and warranties described herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             CERTAIN DEFINITIONS. The following terms as used in this Agreement will have the meanings attributed to them as set forth below unless the context clearly requires some other meaning.

“2004 Financials” has the meaning set forth in Section 8(a)(xv).

“2005 Financials” has the meaning set forth in Section 8(a)(xv).

“75 Livingston” has the meaning set forth in Section 12(c).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Agreed Value” means, with respect to any Property and the Troy Properties, the value set forth on Schedule 13.

“Agreement” has the meaning set forth in the introductory paragraph.

“Applicable Gale SLG Transferor” means, with respect to the Contributed Interest, Gale SLG; with respect to the Waterview Property and the Thornall Property, Portfolio Mezz; and with respect to the Challenger Property, Challenger Mezz.

“Applicable Percentage Share” means:

(1) with respect to Mack-Cali, (a) with respect to the Class A Properties, the product of (x) Mack-Cali’s Class A Property Percentage Share and (y) the OP Percentage Interest, (b) with respect to the Class B Properties, the product of (x) Mack-Cali’s Class B Property Percentage Share and (y) the OP Percentage Interest and (c) with respect to the Class C Assets, the product of (x) Mack-Cali’s Class C Property Percentage Share and (y) the OP Percentage Interest; and

(2) with respect to Gale SLG, (a) with respect to the Class A Properties, the product of (x) Gale SLG’s Class A Property Percentage Share and (y) the OP Percentage Interest, (b) with respect to the Class B Properties, the product of (x) Gale SLG’s Class B Property Percentage Share and (y) the OP Percentage Interest and (c) with respect to the Class C Assets, the product of (x) Gale SLG’s Class C Property Percentage Share and (y) the OP Percentage Interest.

“Appurtenant Rights” means all rights of way, tenements, hereditaments, easements, interests, minerals and mineral rights, water and water rights, utility capacity and appurtenances, strips and gores and all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers and public ways, if any, in any way belonging or appertaining to, and material to the ownership or operation of, the Land and the Improvements.

“Assignment” has the meaning set forth in Section 12(a)(vii).

“Assumption Approval Date” has the meaning set forth in Section 5(a).

“Broker” has the meaning set forth in Section 18.

“Brokerage Agreements” means all agreements with brokers or agents for the leasing of space at the Properties.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in New York, New York are required or permitted to close.

“Certification of Representations and Warranties” has the meaning set forth in Section 12(a)(vi).

“Challenger Mezz” has the meaning set forth in the introductory paragraph.

“Challenger Ground Lease” means that certain Lease of the Sixth Redevelopment Parcel, dated November 21, 1990 between the Village of Ridgefield Park, as lessor and Hartz Mountain Industries, Inc., as lesseee, as assigned by Hartz Mountain Industries, Inc. to Samsung America, Inc. by Assignment and Assumption of Ground Lease, dated November 21, 1990, as amended by First Amendment to Sixth Redevelopment Parcel Lease between the Village of Ridgefield Park and Samsung America, Inc., dated June 14, 1993, and assigned (to the extent of a 50% undivided interest) by Samsung America, Inc. to Samsung Semiconductor, Inc. pursuant to an Assignment and Assumption of Lease, dated September 1, 1995, as amended by Second Amendment to Redevelopment Parcel Lease between the Village of Ridgefield Park and Samsung America, Inc. and Samsung Semiconductor, Inc., dated February 11, 1997, as assigned by Samsung America, Inc. and Samsung Semiconductor, Inc. to SAI/SSI Realty L.L.C. by Assignment and Assumption of Lease, dated as of June 4, 1998, as assigned by SAI/SSI Realty L.L.C. to Samsung America, Inc. and Samsung Semiconductor, Inc by Assignment and

Assumption of Lease, dated as of December 22, 1998, as assigned by Samsung America, Inc. and Samsung Semiconductor, Inc. to Wellsford/Whitehall Holdings, L.L.C. by Assignment and Assumption of Ground Lease dated as of December 22, 1998, as amended by Third Amendment to Sixth Redevelopment Parcel Lease, dated as of December 22, 1998, between the Village of Ridgefield Park and Wellsford/Whitehall Holdings, L.L.C., as assigned by Wellsford/Whitehall Holdings, L.L.C. to 105 Challenger Owner LLC by Assignment and Assumption of Ground Lease, dated as of May 16, 2005.

“Challenger Interest” has the meaning set forth in paragraph (F) of the Recitals.

“Challenger Owner” has the meaning set forth in paragraph (F) of the Recitals.

“Challenger Parent” has the meaning set forth in paragraph (G) of the Recitals.

“Challenger Property” has the meaning set forth in paragraph (F) of the Recitals.

“Challenger Purchase Price” has the meaning set forth in paragraph (N) of the Recitals.

“Challenger Transaction” has the meaning set forth in paragraph (K) of the Recitals.

“Challenger TRS” has the meaning set forth in paragraph (G) of the Recitals.

“Class A Properties” means the Properties identified on Exhibit A as Class A Properties.

“Class A Property Percentage Share” has the meaning given such term in the JVLLC Operating Agreement.

“Class B Properties” means the Properties identified on Exhibit A as Class B Properties.

“Class B Property Percentage Share” has the meaning given such term in the JVLLC Operating Agreement.

“Class C Assets” has the meaning set forth in paragraph (C) of the Recitals.

“Class C Entities” has the meaning set forth in paragraph (C) of the Recitals.

“Class C Policies” has the meaning set forth in Section 7(k).

“Class C Properties” has the meaning set forth in Section 7(k).

“Class C Property Percentage Share” has the meaning given such term in the JVLLC Operating Agreement.

“Class Tax Liability” has the meaning set forth in Section 17.

“Clause A Amount” has the meaning set forth in paragraph O of the Recitals.

“Clause B Amount” has the meaning set forth in paragraph O of the Recitals.

“Clause C Amount” has the meaning set forth in paragraph O of the Recitals.

“Closing” has the meaning set forth in Section 5(a).

“Closing Date” has the meaning set forth in Section 5(a).

“Closing Documents” has the meaning set forth in Section 12(a).

“Closing Statement” has the meaning set forth in Section 15(k).

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condition of the Interest” has the meaning set forth in Section 8(f)(ii).

“Contributed Interest” has the meaning set forth in paragraph (A) of the Recitals.

“Contribution and Subscription Agreements” has the meaning set forth in Section 8(a)(iii).

“Date of Agreement” has the meaning set forth in the introductory paragraph.

“Debt Assumption” has the meaning set forth in Section 12(c).

“Deposit” has the meaning set forth in Section 3.

“Encumbrance” has the meaning set forth in Section 8(a)(iii).

“Entity-Related Representations” has the meaning set forth in Section 16(b).

“Environmental Law” shall mean any applicable federal, state, county or municipal statute, ordinance, rule, regulation, order, code, directive or requirement, together with all successor statutes, ordinances, rules, regulations, orders, codes, directives or requirements, of any Governmental Authority in any way related to Hazardous Materials.

“Escrowee” has the meaning set forth in Section 6.

“Escrow Agreement” has the meaning set forth in Section 6.

“Existing Fixed Rate Debt” means, for each Property, the mortgage loan so identified for such Property on Schedule 12(c).

“Existing Floating Rate Debt” shall mean the mortgage loan, dated July 30, 2004, made by Wachovia Bank, National Association to certain of the Owners in the original principal amount of $344,395,000.

“Existing Mezz Debt” shall mean, collectively, (a) the revolving mezzanine loan, dated July 30, 2004, made by SLG Gale Funding LLC to Portfolio Mezz in the maximum principal amount of $25,000,000 and (b) the mezzanine loan, dated May 16, 2005 made by Gramercy Warehouse Funding II LLC to Challenger Mezz in the amount of $6,500,000.

“Expense Reimbursements” has the meaning set forth in Section 15(d)(ii).

“Financials” has the meaning set forth in Section 8(a)(xiii).

“Gale GP Interest” has the meaning set forth in paragraph (A) of the Recitals.

“Gale OP Units” has the meaning set forth in paragraph (A) of the Recitals.

“Gale SLG” has the meaning set forth in the introductory paragraph.

“Gale SLG Entity” and “Gale SLG Entities” have the meanings set forth in paragraph (H) of the Recitals.

“Gale SLG Interest” has the meaning set forth in paragraph (P) of the Recitals.

“Gale SLG Lease Cost Space” has the meaning set forth in Section 9(g).

“Gale SLG Transferor” and “Gale SLG Transferors” have the meanings set forth in the introductory paragraph.

“Gale SLG Transferors’ Representatives” has the meaning set forth in Section 19.

“Gale SLG Naperville” has the meaning set forth in paragraph (C) of the Recitals.

“GAAP” means United States generally accepted accounting principles and practices in effect on the date of this Agreement.

“Governmental Authority” shall mean any court, board, agency, commission, office, authority, department, bureau or instrumentality of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“GI Test” has the meaning set forth in Section 4(b).

“GP” has the meaning set forth in paragraph (A) of the Recitals.

“GP Operating Agreement” has the meaning set forth in paragraph (A) of the Recitals.

“Guarantor Release” has the meaning set forth in Section 12(c).

“Hazardous Materials” has the meaning set forth in Section 8(f)(ii)(A).

“Improvements” means all buildings, fixtures and other improvements existing on the Land.

“Initial Deposit” has the meaning set forth in Section 3.

“Intangibles” means all right, title and interest in and to all trade names, trademarks, copyrights, service marks, logos, designs, goodwill, telephone numbers, proprietary software (and documentation thereof), books and records, and other intellectual and intangible property used by Owner, if any, in connection with, and material to, the ownership, operation and maintenance of the Property.

“JVLLC” has the meaning set forth in paragraph (J) of the Recitals.

“JVLLC Operating Agreement” has the meaning set forth in paragraph (K) of the Recitals.

“Knowledge” has the meaning set forth in Section (8)(c).

“Knowledge Parties” has the meaning set forth in Section (8)(c).

“Land” means the real property constituting any Property.

“Law” means any foreign, federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) in effect as of the date hereof.

“Leases” means all rights as lessor, landlord or licensor under all leases, tenancies and rental or occupancy agreements granting possessory rights, options, rights of first refusal or similar rights with respect to any interest in the Properties or any part thereof, in, on or covering the Land or Improvements, together with all modifications, extensions, amendments and guarantees thereof, together with such other leases of the Improvements (together with modifications, extensions, amendments and guarantees thereof) as may be made prior to Closing in accordance with the terms of this Agreement.

“Letter of Credit” has the meaning set forth in Section 3.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or other undertaking.

“Licenses” means all plans, drawings, specifications, blueprints and surveys in Owner’s possession and relating in any material way to, the Land, Improvements, and Appurtenant Rights, and all licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental or quasi-governmental entity or instrumentality materially affecting the ownership, operation or maintenance of the Land or the Improvements, including, without limitation, the Licenses set forth on Schedule 8(a)(xxvii).

“Mack-Cali” has the meaning set forth in the introductory paragraph.

“Mack-Cali Interest” has the meaning set forth in paragraph (O) of the Recitals.

“Mack-Cali Representatives” has the meaning set forth in Section 19.

“Mandatory Tenants” has the meaning set forth in Section 9(j).

“Master Lease Space” has the meaning set forth in Section 9(g).

“Minimum Estoppel Requirement” shall have the meaning set forth in Section 9(j).

“New Exceptions” has the meaning set forth in Section 7(b).

“New Financing” has the meaning set forth in Section 12(d).

“Non-Portfolio Property Payment” has the meaning set forth in Section 16(d).

“Notice” shall mean, in addition to its ordinary meaning, any written communication of any nature, whether in the form of correspondence, memoranda, order, directive or otherwise.

“OP” has the meaning set forth in paragraph (A) of the Recitals.

“OP Partnership Agreement” has the meaning set forth in paragraph (A) of the Recitals.

“OP Percentage Interest” or “OP Percentage Share” means, as of any date in respect of which the same is determined, the aggregate Percentage Interest (as defined in the OP Partnership Agreement) in the OP owned, directly or indirectly, by JVLLC as of such date.

“Op Sub II” has the meaning set forth in paragraph (D) of the Recitals.

“Op Sub II Interest” has the meaning set forth in paragraph (D) of the Recitals.

“Organizational Documents” has the meaning set forth in Section 8(a)(ix).

“Owner” and “Owners” have the meanings set forth in paragraph (F) of the Recitals.

“Permitted Exceptions” has the meaning set forth in Section 7(g).

“Parking Field Lot” has the meaning set forth in Section 7(b).

“Personal Property” means all equipment and fixtures (other than those owned by tenants) attached to the Improvements and located at and used in connection with the ownership, operation and maintenance of the Land or the Improvements, including without limitation all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment, other than such equipment and fixtures which are de minimis in the operation of the applicable Property. The Personal Property is set forth on Schedule 8(a)(xxiii).

“Portfolio Mezz” has the meaning set forth in the introductory paragraph.

“Portfolio Owners” has the meaning set forth in paragraph (C) of the Recitals.

“Portfolio Property” and “Portfolio Properties” have the meanings set forth in paragraph (C) of the Recitals.

“Portfolio Purchase Price” has the meaning set forth in paragraph (O) of the Recitals.

“Portfolio Transaction” has the meaning set forth in paragraph (K) of the Recitals.

“Portfolio TRS” has the meaning set forth in paragraph (D) of the Recitals.

“Portfolio TRS Reorganization” has the meaning set forth in paragraph (J) of the Recitals.

“Post-Closing Owner” has the meaning set forth in Section 15(a).

“Post-Closing Period” has the meaning set forth in Section 19.

“Post-Closing Straddle Period” has the meaning set forth in Section 19.

“Pre-Closing Owner” has the meaning set forth in Section 15(a).

“Pre-Closing Period” has the meaning set forth in Section 19.

“Pre-Closing Straddle Period” has the meaning set forth in Section 19.

“Pre-Closing Tax Return” has the meaning set forth in Section 19.

“Proceeding” has the meaning set forth in Section 19.

“Property” and “Properties” have the meanings set forth in paragraph (F) of the Recitals and shall include the applicable Owner’s interest in the related Land, Improvements, Appurtenant Rights, Personal Property, Leases, Contracts, Licenses and Intangibles.

“Rent Roll” has the meaning set forth in Section 8(a)(xxiii).

“Rent Shortfall Guaranty” has the meaning set forth in Section 9(g).

“Restricted Property” and “Restricted Properties” have the meanings set forth in Section 19(a).

“Scheduled Payment Date” means a scheduled payment date under the Existing Floating Rate Debt.

“Section 9 Leasing Costs” has the meaning set forth in Section 9(g).

“Service Contracts” means all contracts, agreements, employment agreements, guarantees, warranties and indemnities, if any, affecting the ownership, operation, management and maintenance of the Land, Improvements, Appurtenant Rights, Personal Property and Leases, other than contracts which are de minimis in the operation of the applicable Property. The Service Contracts are set forth on Schedule 8(a)(xi) attached hereto.

“Straddle Returns” has the meaning set forth in Section 19.

“Surveys” means the surveys of the Properties listed on Schedule 8(a)(xxxi).

“Tax” or “Taxes” mean all federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges or assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Tax Cert Proceedings” has the meaning set forth in Section 8(a)(xxx).

“Tax Claim” has the meaning set forth in Section 19.

“Tax Returns” means any and all statements, returns, reports and forms (including elections, declarations, claims for refund, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to Taxes.

“Tenant Estoppel” has the meaning set forth in Section 9(j).

“Thornall Interest” has the meaning set forth in paragraph (E) of the Recitals.

“Thornall LLC Agreement” has the meaning set forth in Section 8(a)(v).

“Thornall Owner” has the meaning set forth in paragraph (E) of the Recitals.

“Thornall Property” has the meaning set forth in paragraph (E) of the Recitals.

“Thornall Transaction” has the meaning set forth in paragraph (K) of the Recitals.

“Thornall Purchase Price” has the meaning set forth in paragraph (M) of the Recitals.

“Title Clearance Date” has the meaning set forth in Section 7(b).

“Title Commitment” has the meaning set forth in Section 7(a).

“Title Company” has the meaning set forth in Section 7(a).

“Title Election” has the meaning set forth in Section 7(f).

“TOE Date” has the meaning set forth in Section 5(a).

“TOE Declaration” has the meaning set forth in Section 5(a).

“TOE Declarer” has the meaning set forth in Section 5(a).

“Total Purchase Price” has the meaning set forth in paragraph (O) of the Recitals.

“Transaction” has the meaning set forth in paragraph (K) of the Recitals.

“Troy Entities” has the meaning set forth in paragraph (C) of the Recitals.

“Troy Properties” has the meaning set forth in paragraph (C) of the Recitals.

“Troy JV” has the meaning set forth in Section 20.

“Troy Transaction” has the meaning set forth in Section 20.

“TRS Sub” has the meaning set forth in paragraph (J) of the Recitals.

“Unfunded Leasing Expenses” has the meaning set forth in Section 15(i).

“Unpermitted Exceptions” has the meaning set forth in Section 7(b).

“Waterview Interest” has the meaning set forth in paragraph (E) of the Recitals.

“Waterview LLC Agreement” has the meaning set forth in Section 8(a)(v).

“Waterview Owner” has the meaning set forth in paragraph (E) of the Recitals.

“Waterview Property” has the meaning set forth in paragraph (E) of the Recitals.

“Waterview Transaction” has the meaning set forth in paragraph (K) of the Recitals.

“Waterview Purchase Price” has the meaning set forth in paragraph (L) of the Recitals.

2.             AGREEMENT FOR CONTRIBUTION AND SALE.

(a)           Mack-Cali agrees to buy, and Portfolio Mezz agrees to sell, the Waterview Interest in exchange for the Waterview Purchase Price and the Thornall Interest in exchange for the Thornall Purchase Price, subject to the terms and conditions contained herein, including prorations and adjustments.

(b)           Mack-Cali agrees to buy, and Challenger Mezz agrees to sell, the Challenger Interest in exchange for the Challenger Purchase Price, subject to the terms and conditions contained herein, including prorations and adjustments.

(c)           Gale SLG agrees to contribute the Contributed Interest to JVLLC.

(d)           Mack-Cali agrees to buy, and Gale SLG agrees to sell, the Mack-Cali Interest in exchange for the Portfolio Purchase Price, subject to the terms and conditions contained herein, including prorations and adjustments.

3.             DEPOSIT.

On or about February 6, 2006, Mack-Cali deposited with Gale SLG the sum of $500,000 as an initial deposit (the “Initial Deposit”) in respect of the transaction contemplated by this Agreement and simultaneous with the execution of this Agreement, Mack-Cali has deposited with Escrowee (as hereinafter defined) cash or an unconditional irrevocable Letter of Credit (a “Letter of Credit”) in the amount of $14,500,000.00 as an additional deposit (such additional deposit together with the Initial Deposit, shall constitute the “Deposit” in the aggregate amount of $15,000,000.00). Simultaneously with the execution of this Agreement, Gale SLG shall transfer the Initial Deposit to Escrowee. Upon the closing of the transaction contemplated by this Agreement, the Deposit and all interest earned thereon shall be delivered to Gale SLG, Mezz or Challenger Mezz, as determined by Gale SLG, and, to the extent in cash, shall be applied against the portion of the Total Purchase Price due to Gale SLG, Mezz or Challenger Mezz, as applicable. If the transaction does not so close, the Deposit shall be disbursed in accordance with the terms of this Agreement.

4.             DUE DILIGENCE WAIVED; SPECIAL GALE TERMINATION RIGHT.

(a)           Mack-Cali has completed its due diligence with respect to the Properties, the Gale SLG Entities and has no right to terminate or rescind this Agreement except as expressly set forth herein.

(b)           The parties hereto acknowledge that Mack-Cali, or an affiliate thereof, is currently pursuing a transaction (the “Services Transaction”) pursuant to which it may acquire the membership interests in The Gale Services Company, L.L.C. and The Gale Construction Services Company, L.L.C. and certain of their subsidiaries (together, collectively, the “Services Companies”), as partially described in the Letter of Intent, dated February 6, 2006, from Mitchell E. Hersh to Stanley C. Gale (as the same may be amended from time to time to, among other things, include additional assets, the “Services LOI”). If Mack-Cali elects to terminate the Services Transaction at any time during or at the expiration of the Due Diligence Period (as defined in the Services LOI) for any reason other than failure of the Services Companies to meet the GI Test, or if the Services Transaction fails to close by reason of a failure by Mack-Cali or its affiliates to satisfy any condition precedent to sellers’ obligations thereunder, Gale SLG shall have the option of terminating this Agreement, by notice to Mack-Cali within 10 Business Days after Mack-Cali’s termination of the Services LOI, and in the event of such termination by Gale SLG, the Deposit, together with any interest earned thereon, shall promptly be returned to Mack-Cali and this Agreement shall be of no further force or effect, except for obligations that are expressly intended to survive the termination of this Agreement. For purposes of this paragraph, the “GI Test” shall mean that the annual aggregate gross income (as defined in the Membership Interest Purchase Agreement in connection with the Services Transaction) of the Services Companies is equal to or in excess of $17,500,000.00.

5.             CLOSING.

(a)           Subject to terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on the date (the “Closing Date”) which is the first Scheduled Payment Date the date (the “Assumption Approval Date”) which is five (5) days after the approval of the Debt Assumption by the lenders under the Existing Fixed Rate Debt; provided that, either the Gale SLG Transferors or Mack-Cali may, by written notice to the other on or before such first Scheduled Payment Date, extend the Closing until the second Scheduled Payment Date after the Assumption Approval Date, and by further written notice on or before such second Scheduled Payment Date, until the third Scheduled Payment Date after the Assumption Approval Date. If all necessary conditions precedent to Closing have been satisfied or waived, and the Closing has not occurred on or before the Closing Date, as extended to the second or third Scheduled Payment Date after the Assumption Approval Date, either the Gale SLG Transferors or Mack-Cali (the “TOE Declarer”) may, by written notice, declare that time is of the essence (a “TOE Declaration”), and if the other party fails to Close on the next subsequent Scheduled Payment Date (such next subsequent Payment Date, the “TOE Date”), such party shall be deemed to be in default hereunder, and the TOE Declarer shall be entitled to terminate this Agreement. If the Gale SLG Transferors are the TOE Declarer and the Closing fails to occur on the TOE Date because Mack-Cali is unable or unwilling to Close, the Gale SLG Transferors shall be entitled to retain the Deposit and any interest earned thereon, as liquidated damages. The Gale SLG Transferors and Mack-Cali agree it would be impractical and extremely difficult to fix the damages which the Gale SLG Transferors would suffer as a result of a default by Mack-Cali hereunder. Mack-Cali and the Gale SLG Transferors hereby agree that (i) an amount equal to the Deposit (together with any interest thereon) is a reasonable estimate of the total net detriment the Gale SLG Transferors would suffer in the event Mack-Cali defaults and fails to complete the purchase of the Challenger Interest, the Thornall Interest, the Waterview Interest and the Mack-Cali Interest, and (ii) such amount will be the full, agreed and liquidated damages for Mack-Cali’s default and failure to consummate the Transaction, and will be the Gale SLG Transferors’ sole and exclusive remedy (whether at law or in equity) for any default of Mack-Cali resulting in the failure of consummation of the Closing, whereupon this Agreement will be of no further force or effect, except for those provisions which expressly survive the termination hereof. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty but is intended to constitute liquidated damages to the Gale SLG Transferors. Except as set forth above, the Gale SLG Transferors expressly waive their rights to seek damages if the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default of Mack-Cali. If Mack-Cali is the TOE Declarer and the Closing fails to occur on the TOE Date because Gale SLG Transferors are unable or unwilling to Close and have no further right hereunder to adjourn the Closing Date for the purposes of performing their obligations or satisfying conditions precedent to Mack-Cali’s obligation to Close hereunder, Mack-Cali at its option may either (i) terminate this Agreement and direct Escrowee to return to Mack-Cali the Deposit, together with any interest earned thereon, and upon such refund, this Agreement shall be deemed terminated and of no further force or effect, except for those provisions that expressly survive termination hereunder, and neither Mack-Cali nor Gale SLG Transferors shall have any further right or liability against the other hereunder, or (ii) to seek specific performance of the Gale Transferors’ obligation to execute the documents required to convey the Challenger Interest, the Waterview Interest, the Thornall Interest and the Mack-Cali Interest to Mack-Cali under this Agreement, it being understood that the remedy of specific performance shall not be available to enforce any other obligation of the Gale SLG Transferors hereunder. Except as set forth above, Mack-Cali expressly waives its rights to seek damages if the Closing and the transactions contemplated hereby do not occur as herein provided by reason of any default or misrepresentation of the Gale SLG Transferors. Mack-Cali shall be deemed to have elected to terminate this Agreement and receive back the Deposit as its sole and exclusive remedy if Mack-Cali fails to file suit for specific performance against the Gale SLG Transferors in a court of competent jurisdiction on or before 45 days following the TOE Date.

(b)           At Closing, Gale SLG and Mack-Cali shall make, or cause to be made, the deliveries required of the Gale SLG Transferors under Section 12 below. At Closing, Mack-Cali shall (i) pay the Waterview Purchase Price and the Thornall Purchase Price to Portfolio Mezz in exchange for the Waterview Interest and the Thornall Interest (ii) pay the Challenger Purchase Price to Challenger Mezz in exchange for the Challenger Interest and (iii) pay the Portfolio Purchase Price to Gale SLG in exchange for the Mack-Cali Interest, in each case subject to the prorations and adjustments provided herein.

6.             ESCROW.

The Deposit shall be held in escrow by the Title Company (“Escrowee”) in accordance with an escrow agreement in the form attached hereto as Exhibit F (the “Escrow Agreement”). Any fees relating to the Escrow Agreement shall be borne one half by Gale SLG and one half by Mack-Cali. The obligations of Mack-Cali and the Gale SLG Transferors under this Section 6 shall survive the Closing or termination of this Agreement.

7.             TITLE COMMITMENT.

(a)           Mack-Cali has procured or will procure title commitments for each of the Properties (collectively, the “Title Commitment”) for owner’s and lender’s title insurance policies issued by Commonwealth Land Title Insurance Company (the “Title Company”), and shall deliver copies of same to Gale SLG upon receipt. Gale SLG shall have the right to designate an additional title insurance company or companies to act as co-insurer only with respect to 50% of the coverage under all of the title insurance policies issued at Closing with respect to the Class B Properties, it being understood that the Title Company shall act as “lead insurer”.

(b)           Mack-Cali may, at any time prior to Closing, but solely with respect to matters arising after the date of the Title Commitment and added as exceptions thereto after the date hereof and prior to Closing and any exceptions shown on an updated survey obtained after the date hereof and prior to Closing and not shown on the Surveys

(collectively, the “New Exceptions”), notify Gale SLG in writing of any objections to such New Exceptions; provided that Mack-Cali may not object to those matters described in Sections 7(g)(i)-(ix). With respect to any objections to title properly set forth in such notice, the Applicable Gale SLG Transferor shall have the right, but not the obligation, until the date which is ten (10) Business Days after being notified of such objection (the “Title Clearance Date”) to inform Mack-Cali in writing of its intent to have any of such exceptions (collectively, the “Unpermitted Exceptions”) removed from the Title Commitment or to have the Title Company omit, at the Applicable Gale SLG Transferor’s expense, such Unpermitted Exceptions from the Title Commitment. The parties agree that the New Exceptions may include objections relating to title searches and survey of a 0.561 acre lot (the “Parking Field Lot”) at Block 230, Lot 1 adjacent to the 1280 Wall Street West, Lyndhurst, New Jersey property. The Parking Field Lot appears to be included in the common elements for the 1280 Wall condominium but no title search or survey was provided or obtained for the Parking Field Lot prior to the Date of Agreement.

(c)           If any Property shall be affected by any lien or other encumbrance which is not a Permitted Exception and which may be discharged by the payment of an ascertainable amount of money (which amount, in the aggregate for all such encumbrances on all of the Properties, shall not exceed $1,000,000.00, subject to the provisions of Section 7(e)) then it shall be the Applicable Gale SLG Transferor’s obligation to cause the discharge of such lien or encumbrance at Closing, or, at the option of the Applicable Gale SLG Transferor, to bond or escrow (or cause such bond or escrow) for such lien or encumbrance in a manner sufficient to cause the Title Company to remove same from the Title Commitment.

(d)           Subject to Section 7(g) below, in the event there shall be any New Exceptions affecting the Properties other than (or in amounts larger than) those required to be discharged or removed from the Title Commitment pursuant to Section 7(c) the Gale SLG Transferors shall have the following options, exercisable in their sole and absolute discretion: (i) to cause the same to be removed from the Title Commitment at Gale SLG Transferors’ sole cost and expense at or prior to the Closing, in which case this Agreement shall remain in full force and effect or (ii) to notify Mack-Cali that Gale SLG Transferors elect not to remove same, in which case Mack-Cali shall have the right to either (A) terminate this Agreement and Escrowee shall return the Deposit to Mack-Cali, together with interest earned thereon as its sole and exclusive remedy, in which event this Agreement shall be deemed terminated and of no further force or effect, except for those provisions that expressly survive termination hereunder and neither Mack-Cali nor the Gale SLG Transferors shall have any further right or liability against the other hereunder, or (B) proceed to Close hereunder, without credit or adjustment to any Purchase Price by reason of any such exceptions (except that Mack-Cali shall be entitled to a credit to the extent of any amount required to be applied to cure liens or encumbrances pursuant to Section 7(c)).

(e)           Notwithstanding anything to the contrary contained in this Section 7, if there shall be (x) unbonded mechanics’ or materialman’s liens affecting any Property, other than those placed or caused by Tenants under the Leases (or by parties claiming under such Tenants) or other liens and encumbrances (other than Permitted Encumbrances), whether or not in liquidated sums, which a Gale SLG Transferor has allowed to be placed on such Property after the date hereof, including judgments and federal state and municipal tax liens, or (y) any mortgages or instruments securing or evidencing a payment obligation other than the Existing Fixed Rate Debt and Existing Floating Rate Debt, and in each case which exist as of the Closing Date then the applicable Gale SLG Transferor shall cause such exceptions to be removed from the Title Commitment, at its sole cost and expense, which shall not be subject to the limit provided in Section 7(c).

(f)            Except as otherwise provided herein, if the Applicable Gale SLG Transferor fails on or before the Title Clearance Date to give written notice to Mack-Cali of its intent to cause any of the Unpermitted Exceptions to be removed prior to Closing, or omitted by the Title Company, then, Mack-Cali shall, as its sole remedy, have the option (the “Title Election”) to either (i) terminate this Agreement, in which case the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement), and receive a return of the Deposit, together with any interest earned thereon, or (ii) proceed with Closing, with no reduction in the amount of the Total Purchase Price, and Mack-Cali shall be deemed to have waived any objection to the Unpermitted Exceptions which the Gale SLG Transferors do not intend to cause to be removed or omitted, and any other exceptions set forth in the Title Commitment. If Mack-Cali fails to notify Gale SLG of its Title Election by the earlier of the Closing Date or five (5) days after the Title Clearance Date, Mack-Cali shall be deemed to have terminated this Agreement as set forth in subclause (i) above. If the Applicable Gale SLG Transferor notifies Mack-Cali of its intention to cure any such matters, the date for Closing may, at the request Gale SLG, be extended by a reasonable additional time to effect such a cure, but in no event shall the extension exceed sixty (60) days after the original date for Closing.

(g)           It shall be a condition precedent to the obligation of Mack-Cali to proceed to Closing hereunder that at Closing the applicable Owner shall hold fee title (or in the case of Challenger Owner, a ground leasehold interest in the Challenger Property) to the applicable Property free and clear of any and all mortgages, liens, claims, leases, tenancies, occupants, encumbrances and easements, except the following (collectively, “Permitted Exceptions”):

(i)            All taxes, water meter and water charges and sewer rents, accrued or unaccrued, fixed or not fixed, becoming due and payable after the Closing Date, but subject to adjustment as provided herein;

(ii)           All zoning laws and building ordinances, resolutions, regulations and orders of all Governmental Authorities;

(iii)          Liens and security interests securing the Existing Fixed Rate Debt;

(iv)          Any exception shown on the applicable Survey set forth on Schedule 8(a)(xxxi) and any additional exceptions any updates thereto would show, provided that such additional exceptions do not prevent or interfere with the continued use of the Properties as they are being used on the date hereof;

(v)           Any easement or right of use created in favor of a public utility company for electricity, steam, gas, telephone, water or other service, and the right thereunder to install, use, maintain repair and replace wires, cables, terminal boxes, lines, service connections, poles, mains, facilities and the like, upon, under and across the applicable Property;

(vi)          Any difference in lot lines shown on an accurate survey and tax lot lines;

(vii)         Non-material violations of building ordinances, resolutions and regulations;

(viii)        Any other matters set forth as exceptions to title in the existing owners’, or in the case of the Challenger Property, leasehold owner’s, policies of title insurance held by the Owners, dated July 30, 2004 (in the case of the Portfolio Properties) and May 16, 2005 (in the case of the Challenger Property), and provided to Mack-Cali, which policies are set forth on Schedule 7(g)(viii);

(ix)           Any Exception set forth in the Title Commitment and not objected to as provided in Section 7(b) and matters otherwise approved or deemed approved in accordance with this Agreement; and

(x)            Any Unpermitted Exception that has been waived as provided in Section 7(d) or (f).

(h)           If at the Closing it should appear that the applicable owner’s or leasehold owner’s title to any Property is subject to any exception other than the Permitted Exceptions, and if such exception may, according to reasonable expectations, be removed as an objection to title within 60 days after the scheduled Closing Date, Gale SLG may adjourn the Closing Date for a period not exceeding 60 days in the aggregate for such purpose.

(i)            Subject to the other provisions of this Section 7, after any applicable adjournment, the relevant Owner does not hold title to each Property subject to and in accordance with the provisions of this Agreement, Mack-Cali shall have the right to waive the defect in title and Close without a reduction in Total Purchase Price, or terminate this Agreement by written notice to Gale SLG, whereupon the Deposit and all interest earned thereon shall be refunded to Mack-Cali and the parties shall thereafter have no further rights or obligations hereunder except with respect to those provisions of this Agreement that expressly survive termination.

(j)            Notwithstanding the foregoing provisions of this Section 7, in the event that the Title Company shall raise an exception to title which is not a Permitted Exception, the Gale SLG Transferors shall have no obligation to cause such exception to be eliminated and Mack Cali shall have no right to terminate the Agreement by reason of such exception if the Title Company (or any other reputable title insurance company licensed to issue title insurance in the State of New York) shall be prepared to omit such exception, at no additional cost or expense (unless the Gale SLG Transferors shall agree, in the Gale SLG Transferors’ sole discretion, to assume any such additional cost or expense).

(k)           Mack-Cali acknowledges that it has received copies of the current owner’s title insurance policies (the “Class C Policies”) with respect to the properties in which the Class C Entities hold an indirect ownership interest (the “Class C Properties”). Mack-Cali shall have no right of objection to any exception contained therein and the Gale SLG Transferors shall have no obligation to remove any exception contained therein or any encumbrance placed upon any Class C Property at any time.

(l)            Any owner’s title insurance policies procured at the Closing shall be at Mack-Cali’s sole cost and expense.

(m)          At Closing, if requested by the Title Company, the Applicable Gale SLG Transferor or Gale SLG Entity shall execute and deliver a normal, customary title affidavit to the Title Company in substantially the form attached hereto as Exhibit E.

8.             REPRESENTATIONS AND WARRANTIES.

(a)           The Gale SLG Transferors represent and warrant to Mack-Cali, as of the Date of Agreement, as follows:

(i)            (A) Each of the Gale SLG Entities and each Gale SLG Transferor is duly organized, validly existing and in good standing under the laws of the State of their formation and each Owner is qualified to do business in the State in which the Property owned by it is located and any other jurisdictions where qualification to do business is necessary. (B) Each of the Gale SLG Transferors has all necessary right, power and authority to execute, enter into and deliver this Agreement and to consummate all of the transactions contemplated herein. (C) The individuals executing this Agreement on behalf of the Gale SLG Transferors (or on behalf of partners, members or managers of the Gale SLG Transferors) are duly authorized to enter into, execute, deliver and perform this Agreement on behalf of the Gale SLG Transferors (or on behalf of partners, members or managers of the Gale SLG Transferors) and to bind the Gale SLG Transferors. No consent of any third party (other than lender consents in connection with the Debt Assumption) that has not been or will not prior to the Closing be obtained is required in order for the Gale SLG Transferors and the Gale SLG Entities to consummate the Transaction. (D) The organizational chart set forth as Exhibit B-1 attached hereto accurately sets forth the ownership structures of the Gale SLG Transferors and the Gale SLG Entities and certain of their affiliates shown thereon as of the date hereof, subject to the provisions of Section 21. (E) This Agreement and all documents to be executed by the Gale SLG Transferors or any of the Gale SLG Entities and delivered to Mack-Cali hereunder (1) are or, at the time of such execution and delivery, will be the legal, valid and binding obligations of such Gale SLG Transferors or such Gale SLG Entities, enforceable against such parties in accordance with their terms, (2) do not or, at the time of such execution and delivery, will not contravene any provision of such Gale SLG Transferor’s or such Gale SLG Entity’s organizational documents (including, without limitation, restrictions on transfer, if any, set forth in operating agreements, partnership agreements, shareholders’ agreements, by-laws and the like of any of the Gale SLG Transferors or the Gale SLG Entities) or any existing laws and regulations applicable to such Gale SLG Transferors or such Gale SLG Entities or any of the Properties and (3) do not and will not conflict with or result in a violation of any material agreement, instrument, order, writ, judgment or decree to which such Gale SLG Transferors or such Gale SLG Entities is a party or is subject or which is binding upon it or its Property;

(ii)           Intentionally Omitted.

(iii)          The total number of outstanding OP Units (as defined in the OP Partnership Agreement) is 34,100,052; the total number of outstanding GP Units (as defined in the OP Partnership Agreement) is 327,508 and the total number of outstanding Preferred GP Units (as defined in the OP Partnership Agreement) is 1,364,723. Gale SLG holds 32,754,800 OP Units. The GP holds 327,508 GP Units and 1,364,723 Preferred GP Units. Other than by reason of redemption of limited partners of the OP, as set forth in the OP Partnership Agreement, redemption of the Preferred GP Units, at Closing, and additional OP Units that may be issued to the GP or to Gale SLG in the event they contribute additional common equity to the OP, as permitted by the terms and provisions of the OP Partnership Agreement, there shall continue to be an aggregate total of 34,100,052 OP Units outstanding at Closing. At Closing all Preferred GP Units will be redeemed and converted to OP Units. Gale SLG, together with its wholly-owned subsidiary, the GP, is the legal and beneficial owner and holder of the Contributed Interest and as of Closing the Contributed Interest will be held by JVLLC free and clear of any lien, pledge, security interest, claim or encumbrance of any nature (collectively, “Encumbrances”) and, except as set forth in the OP Partnership Agreement, the GP Operating Agreement, the Contribution and Subscription Agreements made by the limited partners of the OP other than Gale SLG (collectively, the “Contribution and Subscription Agreements”), which Contribution and Subscription Agreements are described on Schedule 8(a)(iii), and the liens of the Existing Fixed Rate Debt, the Existing Floating Rate Debt and the Existing Mezz Debt, there are no Encumbrances, fixed or contingent, that directly or indirectly, (x) provide for the sale, pledge or other transfer or disposition of interests in the GP, the OP, Challenger Mezz, Portfolio Mezz or the Owner or any rights with respect thereto, or relate to the voting, disposition, exercise, or control of any of such interests or (y) obligate Gale SLG, JVLLC, the GP, the OP, Challenger Mezz, Portfolio Mezz or any Owners to grant, offer or enter into any of the foregoing.

(iv)          Neither Gale SLG nor the GP has granted, or caused the OP or the GP, as the case may be, to grant, any option, warrant, subscription, or rights of conversion or exchange, equity or otherwise, that would obligate the OP to issue additional GP Units or OP Units except as set forth in the OP Partnership Agreement and the Contribution and Subscription Agreements or that would obligate the GP the issue additional membership interests in the GP.

(v)           Portfolio Mezz is the owner and holder of the Waterview Interest and the Thornall Interest and at Closing the Waterview Interest and the Thornall Interest shall be held by Portfolio Mezz free and clear of any Encumbrance, except as set forth in the Limited Liability Company Agreement of Portfolio Mezz or the Limited Liability Company Agreement Waterview Owner (the “Waterview LLC Agreement”) or Thornall Owner (the “Thornall LLC Agreement”), as the case may be.

(vi)          None of Gale SLG, the OP, the GP or Portfolio Mezz has granted any option, warrant, subscription, or rights of conversion or exchange, equity or otherwise, that would obligate the Waterview Owner or the Thornall Owner to issue additional membership interests.

(vii)         Challenger Mezz is the owner and holder of the Challenger Interest and at Closing the Challenger Interest shall be held by Challenger Mezz free and clear of any Encumbrance.

(viii)        Challenger Mezz has not granted, or caused Challenger Owner to grant, any option, warrant, subscription, or rights of conversion or exchange, equity or otherwise, that would obligate the Challenger Owner to issue additional membership interests.

(ix)           The Applicable Gale SLG Transferor, has delivered or made available to Mack-Cali true and complete copies (in either paper or electronic form) of the organizational documents of each of the Gale SLG Entities (other than Challenger Mezz) and the subsidiaries of the Class C Entities, if any, (the “Organizational Documents”) subject, in the case of the Organizational Documents of the Troy Entities, to the provisions of Section 21. The Organizational Documents, are true, complete and correct and constitute all of the material documents, agreements and instruments with respect to the formation, governance, management and organization of each of the Gale SLG Entities. The Organizational Documents have not been amended, modified, supplemented, terminated or otherwise changed.

(x)            The Leases set forth on Schedule 8(a)(x) constitute all of the Leases with respect to use and occupancy affecting any Property on the date hereof (except as a result of any subleases of portions of any Property). True, accurate and complete copies of the Leases have been provided or made available to Mack-Cali. Except as disclosed in writing to Mack-Cali, no Gale SLG Transferor or Gale SLG Entity has received any material written notices of default by the applicable landlord under any Lease which remain uncured. The Leases are valid and bona fide obligations of the landlord thereunder and are in full force and effect. Except as disclosed in writing to Mack-Cali, no Gale SLG Transferor or Gale SLG Entity has given or received any written notices of default by the applicable tenant under an Lease which remain uncured. Except as expressly set forth in the Leases, no tenant is entitled to now or in the future any concession, rebate, offset, allowance or free rent for any period nor has any such claim been asserted in writing by any tenant.

(xi)           The contracts listed on Schedule 8(a)(xi), constitute all of the Service Contracts to which any of the Owners, Portfolio Mezz, the OP or the GP is party. True, accurate and complete copies of such Service Contracts have been provided or made available to Mack-Cali.

(xii)          All Service Contracts are cancelable on thirty (30) days notice without penalty or premium. All sums presently due and payable under the Service Contracts will be paid as of the Closing Date.

(xiii)         The brokerage agreements set forth on Schedule 8(a)(xiii) are all of the Brokerage Agreements with respect to the Properties. True, accurate and complete copies of the Brokerage Agreements have been provided or made available to Mack-Cali.

(xiv)        Except as set forth on Schedule 8(a)(xiv), there are no lawsuits or proceedings pending or threatened in writing against any Gale SLG Entity or affecting the Properties or the operations or assets of any Gale SLG Entity, other than claims fully covered by insurance. There are no lawsuits pending or threatened in writing against the Gale SLG Transferors which would prevent the consummation of this transaction.

(xv)         Gale SLG Transferors will cause the accountants to the Gale SLG Entities to furnish Mack-Cali with (i) true and complete copies of the audited consolidated balance sheet and income statement as of and for the fiscal year ended December 31, 2004 for the Gale SLG Entities (the “2004 Financial Statements”) and (ii) preliminary unaudited balance sheets and income statements for the Gale SLG Entities (consolidated) and for Challenger Mezz as of and for the fiscal year ended as of December 31, 2005 (the “2005 Financial Statements”). The 2004 Financial Statements will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and will present fairly, in all material respects, the financial condition of the Gale SLG Entities as of such dates and the results of operations for the Gale SLG Entities as of the dates thereof or the periods covered thereby. The 2005 Financial Statements will be prepared in accordance with the books and records of the Gale SLG Entities, but lack footnotes and other presentation items required under GAAP and will be subject to further review and adjustment.

(xvi)        There are no Liabilities of the Gale SLG Entities of any nature other than Liabilities (a) expressly set forth in this Agreement and the Schedules hereto or (b) otherwise permitted to be incurred under this Agreement. From and after Closing, the Gale SLG Entities shall not be subject to any Liabilities other than (x) those assumed by Mack-Cali or the Post-Closing Owners pursuant to the provisions of this Agreement and (y) those to which a purchaser of the Properties would be subject, had such a purchaser acquired the Properties by deed (or by assignment of leasehold interest, as applicable), rather than by acquiring interests in the Gale SLG Entities, pursuant to a contract of sale containing representations and warranties with respect to the Properties substantially the same as those set forth herein, as limited by Section 16(a) hereof. The Gale SLG Transferors shall remain liable for the OP Percentage Share as of the Closing Date for any and all liabilities of the Gale SLG Entities related to periods prior to Closing, other than as set forth in the preceding sentence.

(xvii)       Except for the Existing Fixed Rate Debt, the Existing Floating Rate Debt, the Challenger Mezz Debt, and the Portfolio Mezz Debt, none of the Gale SLG Entities has any indebtedness for borrowed money and none of the Gale SLG Entities has guaranteed the debt of any other person or entity.

(xviii)      Except as set forth in the organizational chart attached as Exhibit B-1 and on Schedule 8(a)(xviii), the Gale SLG Entities do not own capital stock or equity interests in any other corporation, partnership, limited liability company or entity.

(xix)         All undisputed bills and claims for labor performed and materials furnished to or for the account of the applicable Owner of any Property arising prior to the Closing Date will be paid in full by such Owner in the ordinary course of business.

(xx)          None of the Gale SLG Entities has or has ever had any employees.

(xxi)         The Gale SLG Transferors have provided or made available to Mack-Cali all tenant correspondence files in their possession or control with respect to the Properties.

(xxii)        Schedule 8(a)(xxii) contains a true, accurate and complete schedule of all obligations for leasing commissions and tenant improvements, affecting any Property. Other than as set forth on Schedule 8(a)(xxii), there are as of the date hereof no obligations for leasing commissions or tenant improvements affecting any Property.

(xxiii)       All items of Personal Property are now owned by such Owner free and clear of any conditional bills of sale, chattel mortgages, security agreements or financing statements or other security interests of any kind, except the liens of the Existing Fixed Rate Debt, the Existing Floating Rate Debt and the Existing Mezz Debt and at Closing all items of Personal Property shall be held by such Owner free and clear of any conditional bills of sale, chattel mortgages, security agreements or financing statements or other security interests of any kind except for the liens securing the Existing Fixed Rate Debt.

(xxiv)       The principal balance outstanding under the Existing Fixed Rate Debt as of the date hereof is as set forth on Schedule 8(a)(xxiv). No Gale SLG Transferor or Gale SLG Entity has received written notice of any default under the Existing Fixed Rate Debt which remains uncured. Schedule 12(c) sets forth all material documents evidencing and securing the Existing Fixed Rate Debt. True correct and complete copies of such documents have been provided to Mack-Cali.

(xxv)        Mack-Cali has been provided with a true, correct and complete copy of the Challenger Ground Lease, which has not been amended. Neither Challenger Mezz nor Challenger Owner has received written notice of any default under the Challenger Ground Lease which remains uncured.

(xxvi)       The Rent Roll attached hereto as Schedule 8(a)(xxvi) (the “Rent Roll”) is true, accurate and complete in all material respects as of the date thereof and sets forth, to Gale SLG’s knowledge, all arrearages with respect to the Leases as of the date hereof.

(xxvii)      No Owner has received written notice from any Governmental Authority that any of the Licenses is subject to, or in jeopardy of, cancellation or non-renewal. True, correct and complete copies of Licenses that are within the possession or control of the Gale SLG Transferors have been provided or made available to Mack Cali.

(xxviii)     No Owner has received written notice from a Governmental Authority of violation of any Environmental Law that has not been cured.

(xxix)       No Gale SLG Entity has received written notice from any Governmental Authority of (i) any pending, threatened or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect any Property, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of any Property, (iii) any proposed or pending special assessments affecting any Property or any portion thereof, (iv) any penalties or interest due with respect to real estate taxes assessed against any Property and (v) any proposed change(s) in any road or grades with respect to the roads providing a means of ingress and egress to any Property.

(xxx)        Schedule 8(a)(xxx) sets forth all pending proceedings for tax certiori (the “Tax Cert Proceedings”) with respect to any of the Properties.

(xxxi)       Schedule 8(a)(xxxi) sets forth all current surveys with respect to the Properties that are in the possession or control of the Gale SLG Transferors. Complete copies of the surveys on Schedule 8(a)(xxxi) have been provided or made available to Mack-Cali.

(xxxii)      Except as otherwise set forth on Schedule 8(a)(xxxii), each of the OP, the GP, Portfolio Mezz or any subsidiaries of the foregoing, have at all times been classified and treated as a partnership or disregarded entity and not as an association taxable as a corporation for federal income tax purposes in each state and local jurisdiction in which it files Tax Returns.

(xxxiii)     None of the OP, the GP, Portfolio Mezz or any subsidiaries of the foregoing is subject to any private letter ruling of the IRS or comparable rulings of another taxing authority.

(xxxiv)     None of the Gale SLG Transferors is a foreign person within the meaning of Section 1445 of the Code or any other laws requiring withholding of amounts paid to foreign persons.

(xxxv)      No agreement or waiver extending any statute of limitations on or extending the period for the assessment or collection of any Tax has been executed or filed on behalf of or with respect to the OP, the GP, Portfolio Mezz or any subsidiaries of the foregoing. No power of attorney on behalf of the Gale SLG Entities with respect to any Tax matter is currently in place.

Notwithstanding anything to the contrary contained in this Agreement, (a) Gale SLG Transferors do not represent or warrant that any Lease will be in force or effect at Closing, that any tenant will have performed its obligations under its Lease or that any tenant will not be the subject of bankruptcy proceedings and (b) the existence of any default by a tenant, the failure by a tenant to perform its obligations under its Lease, the termination of any Lease prior to Closing by reason of the tenant’s default or the existence of bankruptcy proceedings pertaining to any tenant shall not affect Mack-Cali’s obligation to close or any other obligation hereunder or entitle Mack-Cali to an abatement of or credit against the Total Purchase Price or give rise to any other claim on the part of Mack-Cali.

(b)           Mack-Cali represents and warrants to the Gale SLG Transferors, now and again on the Closing Date, that:  (i) Mack-Cali is duly organized, validly existing and in good standing under the laws of its State of formation and any other jurisdictions where qualification to do business is necessary, (ii) Mack-Cali has all necessary right, power and authority to enter into, execute and deliver this Agreement and to consummate all the transactions contemplated herein, (iii) the individual(s) executing this Agreement on behalf of Mack-Cali are duly authorized to enter into, execute, deliver and perform this Agreement on behalf of Mack-Cali and to bind Mack-Cali, and no consent of any third party that has not been and will not be obtained is required in order for Mack-Cali to consummate the Transaction, (iv) the organizational chart set forth as Exhibit B-2 attached hereto accurately sets forth the ownership structures of Mack-Cali and certain of its affiliates shown thereon and (v) this Agreement and all documents to be executed by Mack-Cali and delivered to the Gale SLG Transferors hereunder (A) are or, at the time of such execution and delivery, will be the legal, valid and binding obligations of Mack-Cali, enforceable against Mack-Cali in accordance with their terms, (B) do not or, at the time of such execution and delivery, will not contravene any provision of Mack-Cali’s organizational documents or any existing laws and regulations applicable to Mack-Cali and (C) do not or will not, at the time of such execution and delivery, conflict with or result in a violation of any agreement, instrument, order, writ, judgment or decree to which Mack-Cali is a party or is subject.

(c)           To the extent that Mack-Cali has Knowledge prior to the execution of this Agreement that any of the Gale SLG Transferors’ representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect such Knowledge, as the case may be. For purposes of this Agreement, Mack-Cali shall have “Knowledge” of a particular fact, if any of Mitchell Hersh, Roger Thomas and Barry Lefkowitz has actual knowledge of such fact without any implication of verification or investigation concerning such knowledge.

(d)           No Gale SLG Transferor shall have any liability in connection with this Agreement by reason of an inaccuracy of a representation or warranty, if and to the extent that Mack-Cali has Knowledge thereof (as provided herein) at the time of the Closing and Mack-Cali elects, nevertheless, to cause the transactions contemplated by this Agreement to be consummated.

(e)           The parties hereby expressly acknowledge and agree that, except as set forth in this Agreement, as reliance thereon and enforcement thereof may be limited in this Agreement, no party, nor anyone acting for or on behalf of any party, has made any oral or written representation, warranty, covenant, agreement, promise or statement, express or implied, to the other party, or to anyone acting for or on behalf of the other party, and no party has, except as provided in this Agreement, relied on, and shall not be entitled to rely on same.

(f)            No Further Representations.

(i)            In entering into this Agreement, Mack-Cali has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by any of the Gale SLG Transferors or the Gale SLG Entities or by any broker or any other person representing or purporting to represent any of the Gale SLG or the Gale SLG Entities, with respect to the Properties, the Contributed Interest, the Thornall Interest, the Waterview Interest, the Challenger Interest, the Mack-Cali Interest, the Condition of the Interest (as hereinafter defined), the Class C Assets, or any other matter affecting or relating to the transactions contemplated by this Agreement, other than those expressly set forth in this Agreement. Mack-Cali acknowledges and agrees that, except as expressly set forth herein, the Gale SLG Transferors make no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Properties, the Contributed Interest, the Waterview Interest, the Thornall Interest, the Challenger Interest, the Mack-Cali Interest, the Condition of the Interest or the Class C Assets. Except as otherwise set forth herein, Mack-Cali agrees that the Contributed Interest will be contributed to JVLLC and the Mack-Cali Interest, the Waterview Interest the Thornall Interest, and the Challenger Interest will be sold to Mack-Cali at the Closing in the then-existing Condition of the Interest of the Mack-Cali Interest, the Waterview Interest, the Thornall Interest and the Challenger Interest,

respectively, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR ORAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than representations and warranties of the Gale SLG Transferors expressly set forth in this Agreement. Without limiting the generality of the foregoing, except for the representations and warranties of the Gale SLG Transferors contained in this Agreement, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to (i) the Condition of the Interest or any aspect thereof, including, without limitation, any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) the nature or quality of construction, structural design or engineering of the improvements included in the Properties, (iii) the quality of labor or materials included in the improvements included in the Properties, (iv) the soil conditions, drainage, topographical features, flora, fauna, or other conditions of or which affect the Properties, (v) any conditions at or which affect the Properties with respect to a particular use, purpose, development, potential or otherwise, (vi) areas, size, shape, configuration, location, access, capacity, quantity, quality, cash flow, expenses, value, condition, make, model, composition, accuracy, completeness, applicability, assignability, enforceability, exclusivity, usefulness, authenticity or amount, and (vii) any environmental, botanical, zoological, hydrological, geological, meteorological, structural, or other condition or hazard or the absence thereof heretofore, now or hereafter affecting in any manner the Properties. By executing this Agreement, Mack-Cali shall be deemed to acknowledge that Mack-Cali has had sufficient opportunity to examine all aspects of the Contributed Interest, the Mack-Cali Interest, the OP, the Waterview Interest, Waterview Owner, the Thornall Interest, Thornall Owner, the Challenger Interest, Challenger Owner, the Properties and the Class C Assets and has knowledge and expertise in financial and business matters that enable Mack-Cali to evaluate the merits and risks of the transactions contemplated by this Agreement.

(ii)           For purposes of this Agreement, the term “Condition of the Interest” means the following matters:

(A)          Physical Condition of the Properties. The quality, nature and adequacy of the physical condition of the Properties, including, without limitation, the quality of the design, labor and materials used to construct the Improvements; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Properties, the location of the Properties in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures located on or at the Properties; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Properties and the improvements located thereon. “Hazardous Materials” means (A) those substances included with the definitions of any or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, the New Jersey Environmental Rights Act, N.J.S.A. 2A:35A-1 et seq., the New Jersey Spill Compensation and Control Act, N.J.S.A. 58:10-23.11 et seq., the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., the New Jersey Underground Storage of Hazardous Substances Act, N.J.S.A. 58:10A-21 et seq., and any similar state or federal laws or any regulations issued under any such laws and (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls.

(B)           Adequacy of the Properties. The economic feasibility, cash flow and expenses of the OP and any of its subsidiaries, Waterview Owner, Thornall Owner, Challenger Owner and the Class C Assets, and habitability, merchantability, fitness, suitability and adequacy of the Properties for any particular use or purpose.

(C)           Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive, terrorism and any other insurance of or with respect to the Properties.

(D)          Condition of Title. The condition of title to the Properties, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Properties; and standby fees, taxes, bonds and assessments.

(E)           Information. Except as expressly set forth in this Agreement, all materials and documents, if any, which have been provided by or on behalf of any of the Gale SLG Transferors or the Gale SLG Entities or any related parties have been provided without any warranty or representation, express or implied, as to their content, suitability for any purpose, accuracy, truthfulness or completeness, and Mack-Cali shall not have any recourse against any Person in the event of any errors therein or omissions therefrom. None of the Gale SLG Transferors or the Gale SLG Entities shall be liable or bound in any manner whatsoever by any guarantees, promises, projections, operating expenses, set-ups or other information pertaining to the Contributed Interest, the OP, any Gale SLG Entity, the Waterview Interest, the Thornall Interest, the Challenger Interest, the Properties or the Class C Assets made, furnished or claimed to have been made or furnished, whether orally or in writing, by the Gale SLG Transferors or the Gale SLG Entities or other Person representing or purporting to represent any of the Gale SLG Transferors or the Gale SLG Entities.

(iii)          The provisions of this Section 8(f) shall survive the Closing.

9.             GALE SLG COVENANTS.

From and after the Date of Agreement through the Closing Date, the Gale SLG Transferors shall or shall cause the Gale SLG Entities to, at the Gale SLG Transferors’ expense:

(a)           Operate and maintain the Properties in the ordinary course of business, normal wear and tear and casualty and condemnation excepted, and not commit waste with respect thereto, it being understood that this covenant shall include, without limitation, an obligation to pursue the cure of violations and open permits in the ordinary course of business.

(b)           Keep in full force and effect all hazard, liability and casualty, fire and extended coverage insurance policies, and all public liability insurance policies, that are in existence as of the date hereof with respect to the Properties (or substitute policies that are equivalent thereto).

(c)           Except as permitted herein or as approved in writing by Mack-Cali, not sell, encumber or grant any interest in the Properties or the Gale SLG Entities, or any part thereof, in any form or manner whatsoever.

(d)           Pay all taxes and special assessments levied against or incurred in connection with the ownership or operation of the Properties, as such taxes and special assessments become due and payable.

(e)           From the Date of Agreement until the earlier of the Closing or termination of this Agreement, the Gale SLG Transferors shall not, and shall not cause or allow any of the Gale SLG Entities to, without the prior written consent of Mack-Cali, which consent will not be unreasonably conditioned, denied or delayed, (a) enter into, amend, modify, renew, terminate or assign any Lease or enter into, amend, modify, renew, terminate or assign any Contract, broker agreement or other similar material agreement with respect to the Properties, (b) make payments or distributions of any proceeds from condemnation or insurance claims or of any condemnation or insurance claims on account of the Contributed Interest, the Waterview Interest, the Thornall Interest, the

Challenger Interest or the Properties (except as required pursuant to the terms of the existing Leases or the documents evidencing and securing any existing financing), (c) amend or modify the Organizational Documents other than to redeem any OP Units held by limited partners of the OP or to redeem the Preferred GP Units of the OP or to issue additional OP Units to the GP or Gale SLG by reason of a contribution of common equity to the OP, or (d) modify any of the Existing Fixed Rate Debt. If Mack-Cali fails to object to any request for its consent within 5 days of the request, Mack-Cali will be deemed to have approved the request. Except with respect to Leases and Brokerage Agreements, Mack-Cali’s prior written consent will not be required (i) with respect to the activities described in subsections (a) or (b), to the extent such activities are conducted substantially in accordance with the current budgets and operating plans, including the leasing guidelines included therein, for the Properties, the OP, its subsidiaries and Challenger Owner made available to Mack-Cali or (ii) with respect to the activities described in subsection (a), to the extent such activities are conducted in the ordinary course of the Gale SLG Entities’, or the OP’s business, consistent in all material respects with past practice. Except as provided in Section 9(h) and Section 21, Gale SLG will cause the OP to operate its business consistent in all material respects with past practices, and, except as provided in Section 9(i), Challenger Mezz will cause Challenger Owner to operate its business consistent in all material respects with past practices, in each case subject to the terms and provisions of any contract to which any Gale SLG Transferor or Gale SLG Entity is party or by which it or its properties are bound.

(f)            Prior to the Closing and subject to the reasonable approval of Mack-Cali, the applicable Gale SLG Entities shall have the right to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant under any Lease), and, subject to Section 9(m)(ii), to apply all or any portion of any security deposits then held by the Gale SLG Transferors or the Gale SLG Entities upon eviction toward any loss or damage incurred by any of them by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Mack-Cali under this Agreement in any manner or entitle Mack-Cali to a reduction in, or credit or allowance against, the Total Purchase Price or give rise to any other claim on the part of Mack-Cali.

(g)           In the event that as of the Closing Date there is not a Lease in effect for any of the spaces listed on Schedule 9(g) (each a “Master Lease Space”), Gale SLG shall enter into an agreement (the “Rent Shortfall Guaranty”) in the form of Exhibit I, which shall provide that Gale SLG shall pay to Mack-Cali Mack-Cali’s Applicable Percentage Share of annual rent set forth for such space on Schedule 9(g) on a monthly basis until such space is leased or until the end of the period specified for such space on Schedule 9(g), whichever first occurs. Mack-Cali, on behalf of JVLLC, agrees to use commercially reasonable best efforts to lease each Master Lease Space expeditiously and at market rates with respect to all economic terms, including, but not limited to, rental rate, tenant improvement allowances, free rent and other lease concessions. With respect to each of the spaces noted on Schedule 9(g) as a “Gale SLG Lease Cost Space”, if at Closing a third party Lease is not in effect, Gale SLG shall escrow with an escrow agent mutually acceptable to Gale SLG and JVLLC an amount equal to the OP Percentage Share (as of the Closing Date) of $35 times the number of square feet contained in the relevant Gale SLG Lease Cost Space, as set forth on Schedule 9(g). Upon execution of a Lease with respect to such space, an amount equal to the OP Percentage Share (as of the Closing Date) of the cost of leasing commissions and tenant improvements only (“Section 9 Leasing Costs”) associated with entering into such Lease (in any event not to exceed the OP Percentage Share (as of the Closing Date) of $35 in the aggregate per square foot) shall be released from escrow to the applicable Owner. Provided that Gale/SLG is not in default under the Rent Shortfall Guaranty, any excess amount remaining with respect to any Gale SLG Lease Cost Space after payment of the OP Percentage Share (as of the Closing Date) of Section 9 Leasing Costs related to such Gale SLG Lease Cost Space shall be released to Gale SLG.

(h)           Prior to Closing, Gale SLG shall cause the Portfolio TRS Reorganization to be effected.

(i)            Prior to Closing, Challenger Parent shall contribute 100% of the stock of Challenger TRS to Challenger Owner.

(j)            The Applicable Gale SLG Transferor shall request tenant estoppel certificates (each, a “Tenant Estoppel”) prior to Closing from all tenants of the Properties, in the form attached hereto as Exhibit K or as set forth in the applicable Lease and shall deliver or cause to be delivered to Mack-Cali, upon receipt, copies of each Tenant Estoppel in the form received. It shall be a condition precedent (the “Minimum Estoppel Requirement”) to Mack-Cali’s obligation to Close that Tenant Estoppels dated no more than 45 days prior to Closing be obtained from tenants under Leases representing not less than seventy percent (70%) of the aggregate currently occupied square footage of the Properties, which seventy percent shall include the tenants listed on Schedule 9(j) (the “Mandatory Tenants”). All Tenant Estoppels delivered by tenants shall be accepted by Mack-Cali without regard to the contents of such Tenant Estoppels or to any changes to the form of Tenant Estoppel, unless such Tenant Estoppel (individually or collectively with other Tenant Estoppels) contains statements whose substance indicates that the Applicable Gale SLG Transferor has made a material misrepresentation under this Agreement. The Gale SLG Transferors shall be entitled to an adjournment of the Closing of not more than thirty (30) days to obtain Tenant Estoppels. If the Gale SLG Transferors do not obtain Tenant Estoppels meeting the Minimum Estoppel Requirement, the Applicable Gale SLG Transferor shall have the right to deliver to Purchaser at the Closing a certificate (the “Landlord Estoppel”) substantially in the form of Exhibit J, in lieu of Tenant Estoppels with respect to Leases representing not more than five percent (5%) of the Minimum Estoppel Requirement; provided that the Gale SLG Transferors shall not be permitted to deliver a Landlord Estoppel with respect to any Mandatory Tenant. Notwithstanding anything in this Section 9(j) or any Landlord Estoppel to the contrary, the Landlord Estoppel shall terminate on the earlier of (i) as to the Landlord Estoppel in its entirety, the date which is twelve (12) months after the Closing Date, and (ii) with respect to any particular Lease covered by the Landlord Estoppel (a “Landlord Estoppel Lease”), the date of delivery to Mack-Cali of one or more Tenant Estoppels from tenants under Leases for an aggregate square footage equal to or in excess of the square footage leased covered by the Landlord Estoppel Lease.

(k)           Upon written request by Mack Cali, and at Mack-Cali’s expense, the Gale SLG Entities agree to engage an accounting firm (the “Accounting Firm”) that is registered with the Public Company Accounting Oversight Board and which Accounting Firm is reasonably acceptable to Mack-Cali to prepare and deliver audited financial statements for any of the Gale SLG Entities that comply with Regulation 210.3-14 (Instruction for Real Estate Operations to be Acquired) of Regulation S-X (the “3-14 Financial Statements”).

(l)            Prior to Closing, Gale SLG shall cause the dissolution of the entities set forth on Schedule 8(a)(xviii).

(m)          The Gale SLG Transferors shall not, and shall not cause or permit the Gale SLG Entities to:

(i)            Enter into any agreement requiring work to be done for any Tenant after the Closing Date without first obtaining the prior written consent of Mack-Cali, which shall not be unreasonably withheld, conditioned or delayed (and if Mack-Cali fails to object to any request for its consent within 5 Business Days of the request, Mack-Cali shall be deemed to have approved the request);

(ii)           Apply any Security Deposits with respect to any tenant in occupancy;

(iii)          Remove any Personal Property located in or on any Property, except as Gale SLG may deem necessary for repair and replacement.  All replacements shall be free and clear of all liens and encumbrances except those of the Existing Fixed Rate Debt, the Existing Floating Rate Debt and the Existing Mezz Debt, shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to Mack-Cali; or

(iv)          Cause or permit any Property, or any interest therein, to be alienated, mortgaged, licensed, encumbered or otherwise be transferred except for new Leases entered into in accordance with this Agreement and transfers by tenants as permitted by the applicable Lease.

(n)           Challenger Mezz shall use commercially reasonable efforts to procure an estoppel from the Village of Ridgefield Park, the ground lessor of the Challenger Property, setting forth the information required by Section 36 of the Challenger Ground Lease;

(o)           The Gale SLG Transferors will neither take any action with respect to commencing, prosecuting or settling any tax certiorari proceeding with respect to any Class A Property or Class B Property with respect to years prior to 2006 which would have an adverse effect on the Post-Closing Owners nor take any action that affects the 2006 assessment for any Property without the prior written consent of Mack-Cali and will keep Mack-Cali informed as to the status of such proceedings, from time to time at Mack-Cali’s request.  From and after the Agreement Date Mack-Cali shall have the sole and exclusive right, on behalf of Post-Closing Owners, to commence, prosecute and settle tax certiorari proceedings with respect to any Class A Property or Class B Property for the current and Post-Closing period, employing legal counsel designated by Mack-Cali except to the extent other counsel are currently handling the Tax Cert Proceedings.

(p)           At Closing there shall be no default or Event of Default under the Existing Fixed Rate Debt.

(q)           All undisputed bills and claims for labor performed and materials furnished to or for the account of the applicable Owner of any Property arising prior to the Closing Date will be paid in full by such owner within customary time periods but not later than the Closing Date.

(r)           The Gale SLG Transferors shall promptly notify Mack-Cali of, and promptly deliver to Mack-Cali a true and complete copy of any Notice that may be received concerning any of the Properties, on or prior to the Closing Date, from any Governmental Authority concerning a violation of any Environmental Laws.

(s)           Prior to Closing the Applicable Gale Transferor shall use commercially reasonable efforts to procure an estoppel from parties to the reciprocal agreements set forth in Schedule 9(s) stating any defaults or payments due under such reciprocal agreements.

10.          INSPECTION.

Prior to Closing, (A) the Gale SLG Transferors shall permit Mack-Cali to examine, at reasonable times, the books and records (including without limitation historical financial and operating statements) in the Gale SLG Transferors’ possession or control relating to the Properties and (B) Mack-Cali shall have the right, at all reasonable times, to (I) inspect the Land and the Improvements, (II) review the Leases, and (III) conduct non-invasive environmental audit or audits of the Properties and to the extent recommended by a reputable third party environmental consultant based on its “Phase I” report, invasive environmental audit or audits of the Properties, subject to Gale SLG Transferors’ consent which will not be unreasonably delayed, withheld or conditioned  (with copies of the reports relating to such audits delivered to the Gale SLG Transferors when completed).  All of the foregoing to be conducted under this Section 10 by Mack-Cali shall be subject to the following:

(a)           Such inspections, reviews, audits and investigations shall take place during normal business hours upon not less than two (2) Business Days prior written notice to the Applicable Gale SLG Transferor or its designated agents, the Applicable Gale SLG Transferor’s consent shall be required prior to the performance of any drilling, boring or other invasive testing or procedures and the Applicable Gale SLG Transferor shall be entitled to have a representative present during any such inspection, review, audit or investigation;

(b)           In the event the Closing does not occur, Mack-Cali shall promptly return to the Gale SLG Transferors any documents obtained from the Gale SLG Transferors or their agents;

(c)           Mack-Cali shall not suffer or permit any lien, claim or charge of any kind whatsoever to attach to the Properties or any part thereof; and

(d)           Such inspection, review, audit or investigation shall be at Mack-Cali’s sole cost and expense, shall be subject to the rights of tenants and shall not unreasonably interfere with the operation of the Properties.  In the event of any damage to any Property caused by Mack-Cali, its agents, engineers, employees, contractors or surveyors (including without limitation pavement, landscaping and surface damage), Mack-Cali shall pay the cost incurred by the Gale SLG Transferors or the Gale SLG Entities to restore the Property to the condition existing prior to the performance of such investigations or audits; such obligation shall survive the termination of this Agreement.

Mack-Cali shall defend, indemnify and hold the Gale SLG Entities and the Gale SLG Transferors harmless from any and all liability, loss, claims, cost and expense (including without limitation reasonable attorneys’ fees, court costs and costs of appeal) suffered or incurred by any of the Gale SLG Entities or the Gale SLG Transferors but only to the extent caused by or arising out of Mack-Cali’s reviews, interviews, investigations, tests, studies and inspections of the Property (other than that caused by the negligence or willful misconduct of any of the Gale SLG Entities, any of the SLG Transferors or any of their respective designated agents).  Prior to commencing any such tests, studies and investigations, Mack-Cali shall furnish to the Applicable Gale SLG Transferor a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and the applicable investigations from insurers and in amounts reasonably acceptable to the Applicable Gale SLG Transferor and listing the applicable Owner as an additional insured thereunder.  The provisions of this paragraph shall survive the Closing and the termination of this Agreement.

11.          CONDITIONS PRECEDENT TO CLOSING.

(a)           Mack-Cali’s obligation to Close hereunder is subject to satisfaction of the following conditions precedent, any of which may be waived in whole or in part by Mack-Cali, in its sole and absolute discretion:

(i)            The Gale SLG Transferors shall have delivered to or for the benefit of Mack-Cali, on or before the Closing Date, all of the documents and items required of the Gale SLG Transferors pursuant to Section 12(a), and the Gale SLG Transferors shall have performed all of their obligations hereunder to be performed as of the Closing Date in all material respects;

(ii)           The Title Company shall have irrevocably committed to issue an owner’s title insurance policy with respect to each Property, subject only to the Permitted Exceptions;

(iii)          All of the Gale SLG Transferors’ representations and warranties made in this Agreement shall be true and correct in all material respects (except to the extent otherwise qualified by a materiality standard) as of the date hereof and as of the Closing Date as if then made, subject to any changes or updates as are contemplated or permitted hereunder and set forth in the Certification of Representations and Warranties, provided, that the Entity Related Representations shall be deemed true and correct for purposes of this Section 11(a) unless the aggregate liability arising from incorrect Entity-Related Representations is in excess of $20,000,000;

(iv)          The Portfolio TRS Reorganization shall have taken place;

(v)           Challenger Parent shall have contributed 100% of the stock of Challenger TRS to Challenger Owner;

(vi)          Mack-Cali shall have received Tenant Estoppels meeting the Minimum Estoppel Condition, subject to Section 9(j);

(vii)         The Existing Mezzanine Debt shall be satisfied in full at Closing in accordance with Section 12(e), and the Mack-Cali Interest shall be free and clear of any Encumbrances;

(viii)        The Debt Assumption shall occur (provided that Mack-Cali is not in default of its obligations hereunder with respect thereto); and

(ix)           The Existing Floating Rate Debt shall be satisfied in full with respect to the Class A Properties and Class B Properties.  The New Financing shall close simultaneously herewith.

(b)           The Gale SLG Transferors’ obligation to Close hereunder is subject to satisfaction of the following conditions precedent, any of which may be waived in whole or in part by the Gale SLG Transferors, in their sole and absolute discretion:

(i)            Mack-Cali shall have paid the Total Purchase Price pursuant to the terms hereof;

(ii)           Mack-Cali shall have delivered to or for the benefit of Gale SLG, on or before the Closing Date, all of the documents and items required to be delivered by Mack-Cali pursuant to Section 12(b), and Mack-Cali shall have performed all of its obligations hereunder to be performed on or before the Closing Date;

(iii)          All of Mack-Cali’s representations and warranties made in this Agreement shall be true and correct in all material respects (except to the extent otherwise qualified by a materiality standard) as of the date hereof and as of the Closing Date as if then made;

(iv)          The Debt Assumption and Guarantor Release shall occur; and

(v)           The New Financing shall close simultaneously herewith.

12.          CLOSING DOCUMENTS; FINANCING; EXISTING LENDER CONSENTS.

(a)           On the Closing Date, the Gale SLG Transferors shall deliver or cause to be delivered the following documents (with the documents described in Section 12(b), the “Closing Documents”) to Mack-Cali, all duly executed by the Applicable Gale SLG Transferor, each of which shall be a condition precedent to Mack-Cali’s obligation to close the transaction contemplated by this Agreement (and one or more of which conditions may be waived in writing by Mack-Cali, in its sole discretion, on or prior to the Closing Date):

(i)            the JVLLC Operating Agreement;

(ii)           the Gale SLG Transferors’ counterpart of a closing and proration statement;

(iii)          a certification of nonforeign status satisfying Section 1445 of the Code;

(iv)          evidence of each Gale SLG Transferor’s and each Gale SLG Entity’s existence, good standing in its State of organization, qualification to do business and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company, and all organization documents of each such entity including the partnership agreement or limited liability company agreement, as applicable redacted, in the case of Gale SLG, to eliminate confidential business terms;

(v)           a current Rent Roll including arrears schedule with respect to each Property certified by the Applicable Gale SLG Transferor as true, correct and complete to its knowledge;

(vi)          a certificate (the “Certification of Representation and Warranties”) in the form of Exhibit G, executed by the Gale SLG Transferors and dated as of the Closing Date, certifying that all of the representations and warranties of the Gale SLG Transferors set forth in Section 8(a) and all Exhibits and Schedules referenced in therein are true and correct in all material respects (except as qualified by materiality) as of the Closing Date or setting forth any updates or material changes thereto, which updates and changes, if any, shall be consistent with this Agreement;

(vii)         an assignment and assumption of limited liability company interests in the form attached hereto as Exhibit H (an “Assignment”) executed by Portfolio Mezz with respect to the Waterview Interest and the Thornall Interest, an Assignment executed by Challenger Mezz with respect to the Challenger Interest and an Assignment executed by Gale SLG with respect to the Mack-Cali Interest;

(viii)        the Cross Collateral Indemnity executed by Gale SLG;

(ix)           payment of any closing costs to be paid by Gale SLG Transferors under the terms of this Agreement;

(x)            to the extent they are then in or under Gale SLG Transferors’ possession or control and not posted at Properties, all certificates of occupancy and other permits and approvals (or equivalent documents) for the Properties;

(xi)           to the extent within the Gale SLG Transferors’ possession or control, all original documents or instructions referred to herein, including without limitation the books, records, tenant data, leasing material and forms, original brokerage agreements, past and current rent rolls, files, statements, tax returns, market studies, keys, access cards, codes, combinations, plan, specifications, reports, tests and other materials of any kind owned by or in possession or control or any Gale SLG Transferor or any Owner which are or may be used in the use and operation of any Property or Personal Property, contracts and agreements for the servicing, maintenance and operation of any Property, Licenses, and certified copies of same where Gale SLG Transferors, using commercially reasonable efforts, are unable to deliver originals;

(xii)          an opinion of Gale SLG Transferor’s counsel reasonably satisfactory to Mack-Cali with respect to the existence, organization and authority of each Applicable Gale Transferor and of the authority of persons executing documents on behalf of each Applicable Gale Transferor; and

(xiii)         such documents as may be necessary to effect the Debt Assumption and the New Financing as set forth below and payment of all assumption fees and lender expenses relating to the Debt Assumption.

(xiv)        required tax returns, if any, for all applicable real property transfer taxes, and/or similar levies and charges, completed and executed by the Applicable Gale SLG Transferor, together with certified checks to the order of the appropriate officers for the amount of the transfer taxes, if any, shown on said tax returns, it being understood that, as of the date hereof, the parties hereto agree that the Closing of the Transaction would not give rise to any such taxes;

(xv)         letters to tenants of the Challenger Property, the Waterview Property and the Thornall Property, advising them of the transactions hereunder and directing that rent and other payments thereafter be sent to Mack-Cali or its designee, as manager or agent for the applicable Owner, as Mack-Cali shall so direct;

Any document or item required under this Section 12(a) to be delivered by any Gale SLG Transferor shall be deemed delivered for purposes of this Agreement if such document or item is delivered to or retained by the property manager or leasing agent acquired by Mack-Cali or an affiliate at Closing in connection with the Services Transaction or otherwise retained by Post-Closing Owners.

(b)           On the Closing Date, Mack-Cali shall deliver the following to the Gale SLG Transferors, in form and substance reasonably acceptable to the Gale SLG Transferors, all duly executed by Mack-Cali, where appropriate, each of which shall be a condition precedent to the Gale SLG Transferors’ obligation to close the transaction contemplated by this Agreement:

(i)            counterparts of the JVLLC Operating Agreement;

(ii)           counterparts of the closing and proration statement;

(iii)          a certified copy of the resolutions or consent of Mack-Cali authorizing the transaction contemplated by this Agreement or other satisfactory evidence of authorization;

(iv)          authorization for disbursement by the Escrowee of that portion of the Deposit held thereby;

(v)           the balance of the Total Purchase Price;

(vi)          such documents as may be necessary to effect the Debt Assumption and the New Financing as set forth below;

(vii)         counterparts of the Assignments with respect to the Waterview Interest, the Thornall Interest, the Challenger Interest and the Mack-Cali Interest;

(viii)        a counterpart of the Cross Collateral Indemnity; and

(ix)           such other documents, instruments or agreements as may be reasonably requested by Gale SLG or the Escrowee to otherwise consummate the Closing.

(c)           Upon purchasing the Mack-Cali Interest, Mack-Cali shall, at closing, cause the applicable Post-Closing Owners to assume the debt (the “Debt Assumption”) evidenced by the documents set forth on Schedule 12(c) (the “Existing Fixed Rate Debt”), which debt encumbers the Class A Properties, the Waterview Property, 75 Livingston Avenue, Roseland, New Jersey (“75 Livingston”) (which Property is a Class B Property) and the Challenger Property.  Mack-Cali shall execute and deliver, or cause to be executed and delivered, such documents as the lenders holding the Existing Fixed Rate Debt may reasonably require to consent to the Transaction and effect the Debt Assumption, including, without limitation, such guaranties and indemnities, in substantially the form of those currently in effect with respect to the Existing Fixed Rate Debt, made by a credit-worthy affiliate of Mack-Cali as may be reasonably required by the lender thereunder.  Additionally, the current guarantors and indemnitors in respect of the Fixed Rate Debt shall be released (the “Guarantor Release”) from any and all obligations thereunder arising from and after Closing.  Mack-Cali and the Gale SLG Transferors agree to cooperate in good faith in effecting the Debt Assumption.  Accrued, unpaid interest as of the Closing Date shall be for the account of Pre-Closing Owners, who shall be entitled to a credit at Closing for any unapplied cash reserves held by lenders with respect to the Existing Fixed Rate Debt, as more particularly set forth in Section 15.

(d)           It shall be a condition precedent to the obligations of Gale SLG and Mack-Cali to Close the Transaction that the applicable Post-Closing Owners obtain first mortgage and/or mezzanine financing (the “New Financing”) with respect to the Class B Properties reasonably acceptable to Gale SLG and Mack-Cali with such financing being in principal amount of not less than $90,000,000.  The proceeds of the New Financing shall be distributed at Closing to the partners of the OP, including JVLLC, and further distributed by JVLLC to its members.  Gale SLG and Mack-Cali each acknowledge that it has reviewed and approves of the Term Sheet for financing from Gramercy Capital Corp. attached hereto as Exhibit L.  Gale SLG and Mack-Cali agree to cooperate in good faith to procure the New Financing.  The costs of the New Financing shall be borne by the applicable Post-Closing Property Owners.

(e)           The parties acknowledge that the membership interests in each Owner are encumbered as of the date hereof by the Existing Mezz Debt.  The Gale SLG Transferors covenant and agree that the Existing Mezz Debt shall be satisfied in full at or prior to Closing and that such documents as are necessary to effect the release of all liens and encumbrances on the membership interests in any Owner (other than any such lien and encumbrances granted in connection with the New Financing) shall be presented at Closing.

13.          FIRE OR CASUALTY.

In the event of damage to any Property, reasonably estimated by the Applicable Gale SLG Transferor to be in excess of $250,000, by fire or other casualty prior to the Closing Date, the Applicable Gale SLG Transferor shall promptly notify Mack-Cali of such fire or other casualty.  If the fire or other casualty causes damage which would cost in excess of 5% of the aggregate Agreed Values of all of the Properties (as set forth on Schedule 13) to repair (as determined by Mack-Cali’s third party insurance consultant in good faith), then Mack-Cali shall elect, by written notice to be delivered to each of the Gale SLG Transferors, on or before the sooner of (i) the twentieth (20th) day after Mack-Cali’s receipt of such notice or (ii) the Closing Date, to either:  (a) close the transaction contemplated by this Agreement or (b) terminate this Agreement, and receive a return of the Deposit together with any interest earned thereon in which case the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement).  If Mack-Cali fails to timely deliver written notice of its election under the prior sentence, it shall be deemed to have elected to terminate this Agreement.  If the damage to all of the Properties, by fire or other casualty prior to the Closing Date, would cost less than or equal to 5% of the aggregate Agreed Values of all of the Properties to repair (as determined by Mack-Cali’s third party insurance consultant in good faith), Mack-Cali shall not have the right to terminate its obligations under this Agreement by reason thereof.  If, following a fire or other casualty, this Agreement is not terminated pursuant to the foregoing rights in this Section, the Applicable Gale SLG Transferor shall cause the applicable Owner to retain all of such Owner’s right, title and interest in and to all insurance proceeds paid or payable to such Owner on account of such fire or casualty (subject to the terms of the Existing Fixed Rate Debt and Leases) and, in addition, the Applicable Gale SLG

Transferor shall (x)  in the case of a Portfolio Property, cause the OP to contribute to the applicable Owner and (y) in the case of the Challenger Property, contribute to Challenger Owner, additional capital equal to the deductible under the applicable Owner’s policy of casualty insurance.

14.          CONDEMNATION.

If, prior to the Closing Date, all or any part of any of the Properties is taken by condemnation or a conveyance in lieu thereof, or if the Applicable Gale SLG Transferor or the applicable Owner receives notice of a condemnation proceeding with respect to any such Property, then the Applicable Gale SLG Transferor shall promptly notify Mack-Cali of such condemnation or conveyance in lieu thereof.  If the taking or threatened taking involves a material portion of such Property (hereinafter defined), Mack-Cali may elect, by written notice to be delivered to each of the Gale SLG Transferors, on or before the sooner of (i) the twentieth (20th) day after Mack-Cali’s receipt of such notice, or (ii) the Closing Date, to terminate this Agreement, in which event the Deposit together with any interest earned thereon shall be returned to Mack-Cali, and the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement).  If Mack-Cali elects to close this transaction notwithstanding such taking or condemnation, the Owner or, in the case of the Waterview Property, the Thornall Property and the Challenger Property, Mack-Cali, shall be entitled to any award given to the applicable Owner as a result of such condemnation proceedings (subject to the terms of the Existing Fixed Rate Debt and Leases), with the same being retained by such Owner (or by the OP for the benefit of such Owner) (in the case of a Class A Property or a Class B Property) or Mack-Cali (in the case of the Waterview Property, the Thornall Property and the Challenger Property) at Closing.  As used herein, a “material portion of the Property” means any part of the Property reasonably required for the operation of the Property substantially in the manner operated on the date hereof.  If any taking or threatened taking does not involve a material portion of the Property, Mack-Cali shall be required to proceed with the Closing, in which event the Applicable Gale SLG Transferor, shall cause the applicable Owner to retain at Closing any award given to such Owner (or the right to receive any such award) as a result of such condemnation proceedings (subject to the terms of the Existing Fixed Rate Debt and Leases).

15.          ADJUSTMENTS AND PRORATIONS.

(a)           For purposes of this Section 15 only, the term “Pre-Closing Owner” shall mean any Owner for the period prior to the Closing Date and the term “Post-Closing Owner” shall mean any Owner for the period from and after 12:01 A.M. on the Closing Date.  The terms Pre-Closing Owner and Post-Closing Owner are intended to reflect the different beneficial ownership of the Owners pre-Closing and post-Closing.  Pre-Closing Owners shall be entitled to all income produced from the operation of the Properties which is allocable to the period prior to the Closing and shall be responsible for all expenses allocable to that period; and the corresponding Post-Closing Owner shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the day the Closing occurs.  Except as expressly set forth below, at the Closing, (i) all items of income and expense with respect to each Property shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereinafter, and (ii) the Agreed Value of each Property shall be adjusted up or down at Closing by the net amount of all such prorations and adjustments in respect of such Property under this Section 15.  Mack-Cali shall make any post-Closing payment with respect to a proration or adjustment in favor of a Pre-Closing Owner of a Portfolio Property other than the Waterview Property and the Thornall Property by paying Mack-Cali’s Applicable Percentage Share thereof to Gale SLG.  Mack-Cali shall make any such post-Closing payment with respect to the Waterview Property or the Thornall Property by (i) paying the OP Percentage Share (as of the Closing Date) thereof to Gale SLG and (ii) paying the balance thereof to the holders of OP Units other than the GP and JVLLC.  Mack-Cali shall make any post-Closing payment with respect to Challenger by paying same to Challenger Mezz.  At Closing Mack-Cali shall pay to Gale SLG Mack-Cali’s Applicable Percentage Share of any cash held by the OP or any of its subsidiaries and 100% of any cash held by Challenger Owner.

(b)           Real Estate Taxes and Assessments.

(i)            Real estate taxes and assessments on each Property shall be prorated and adjusted based upon the period (i.e., calendar or other tax fiscal year) to which the same are attributable, regardless of whether or not any such real estate taxes are then due and payable or are a lien.  Each Pre-Closing Owner shall pay at or prior to Closing (or the applicable Post-Closing Owner shall receive credit for) any unpaid real estate taxes attributable to periods prior to the Closing Date (whether or not then due and payable or a lien as aforesaid); provided, that with respect to any assessments which can be paid in installments, each Pre-Closing Owner shall only be responsible for installments which are payable on or before the Closing Date.  Each Pre-Closing Owner shall receive credit for any previously paid or prepaid real estate taxes attributable to periods from and after the Closing Date.  In the event that as of the Closing Date the actual real estate  tax bills for the tax year or years in question are not available and the amount of real estate tax to be prorated as aforesaid cannot be ascertained, then rates and assessed valuations of the previous year, with known changes, shall be used; and after the Closing occurs and when the actual amount of real estate taxes of the year or years in question shall be determinable, such real estate taxes will be re-prorated between the parties to reflect the actual amount of such real estate taxes.

(ii)           Gale SLG shall have the right at Gale SLG’s expense, to continue the prosecution, on behalf of any Owner, of any real estate tax certiorari or other proceedings or protests brought by such Owner prior to Closing, to reduce the taxes or any portion thereof for the fiscal year prior to the fiscal year in which Closing occurs which are pending as of the Closing Date using counsel selected by Gale SLG, until a final determination has been rendered or a settlement reached.  If Gale SLG elects not to pursue such matters, JVLLC, on behalf of the applicable Owner, may continue to prosecute same.  The applicable Post-Closing Owner shall pay from the proceeds of any refund, all actual and reasonable legal, accounting and other expenses which may be incurred in connection with such real estate tax certiorari or other proceedings or protests, and Gale SLG (or JVLLC, if applicable, with Gale SLG’s consent) may settle or compromise any such proceedings on behalf of the applicable Post-Closing Owner.  If such determination shall result in a refund or credit of taxes, or if the taxes are otherwise reduced, because of a reduction of the assessed valuation or tax rate or for any other reason, then the net amount of such refund or credit of taxes (after deducting Gale SLG’s (and if applicable the applicable Post-Closing Owner’s) out-of-pocket third party costs and any refunds or credits of taxes owed to Tenants under Leases or expired or terminated Leases) shall be apportioned between the applicable Pre-Closing Owner and the applicable Post-Closing Owner as of the Closing.

(iii)          All increases in taxes imposed due to a change of use of any portion of any Property after the Closing Date shall be paid by the applicable Post-Closing Owner.

(iv)          Any increases in taxes attributable to reassessment of any of the Properties for ad valorem (including real estate and franchise) tax purposes as a result of the transactions contemplated by this Agreement shall be paid by the applicable Post-Closing Owner.

(c)           Utilities.

(i)            Gas, water, electricity, heat, fuel, sewer and other utilities charges, the governmental licenses, permits and inspection fees relating to each Property shall be prorated as of the Closing Date on a per diem basis.  Pre-Closing Owners shall receive a credit at Closing for any security deposits held by any utility companies.  Post-Closing Owners shall be responsible for all utility charges beginning as of the Closing Date forward.

(d)           Rent and Other Tenant Charges.

(i)            Rent under each Lease shall be apportioned as of the Closing Date to the extent such rent has actually been collected as of such date.  Except as provided below in this Section 15(d), with respect to any rent arrearages arising under each Lease for the period prior to the month in which the Closing occurs, after Closing, the applicable Post-Closing Owner shall pay to the applicable Pre-Closing Owner any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that all rent collected by the applicable Post-Closing Owner shall be applied first to all unpaid rent for the month in which the Closing occurs, next, to unpaid rent accruing after the Closing Date, and then to all unpaid rent accruing prior to the Closing Date.

(ii)           Tenant obligations under Leases for taxes, common area expenses, operating expenses, so-called “escalation rent” or additional charges of any other nature (“Expense Reimbursements”), shall be adjusted and prorated on an as, if and when collected basis.

(iii)          If any Expense Reimbursements for a period that shall have expired prior to the Closing are paid after the Closing, Post-Closing Owner shall pay the entire amount over to Pre-Closing Owner upon receipt thereof.  Post-Closing Owner shall (a) promptly render bills to the applicable tenants for any Expense Reimbursements in respect of a period that shall have expired prior to the Closing but which is payable after the Closing, (b) bill tenants for any such Expense Reimbursements on a monthly basis for a period of twelve (12) consecutive months thereafter and (c) use the same efforts to collect such Expense Reimbursements as Post-Closing Owner uses after the Closing to collect Expense Reimbursements from tenants at the Premises generally, but shall not be required to commence legal actions with respect thereto.  Notwithstanding the foregoing, Gale SLG, on behalf of the applicable Pre-Closing Owner, shall have the right, upon prior written notice to JVLLC, to pursue tenants to collect such delinquencies (including, without limitation, the prosecution of one or more lawsuits).  From and after the Closing, Gale SLG shall furnish to JVLLC calculations of the amounts due from tenants on account of Expense Reimbursements for periods prior to the Closing, and such other information relating to the period prior to the Closing as is reasonably necessary for the billing of any such Expense Reimbursements, including the form of bill to be delivered to such tenants.  Post-Closing Owner shall (x) bill tenants for Expense Reimbursements for periods prior to the Closing in accordance with and on the basis of such information furnished by Gale SLG absent manifest error and (y) deliver to Gale SLG, concurrently with the delivery to tenants or shortly thereafter, copies of all statements relating to Expense Reimbursements for periods prior to the Closing.

(iv)          Expense Reimbursements for the period in which the Closing occurs shall be apportioned between Pre-Closing Owner and Post-Closing Owner as of the close of business of the day preceding the Closing, with Pre-Closing Owner receiving the proportion of such Expense Reimbursements that the portion of such period occurring prior to the Closing bears to the entire such period, and Post-Closing Owner receiving the proportion of such Expense Reimbursements that the portion of such period from and after the Closing bears to the entire such period.  If, prior to the Closing, Pre-Closing Owner shall receive any installment of Expense Reimbursements attributable to Expense Reimbursements for periods from and after the Closing, such sum shall be paid to Post-Closing Owner at the Closing.  If, after the Closing, Post-Closing Owner shall receive any installment of Expense Reimbursements attributable to Expense Reimbursements for periods prior to the Closing, the applicable portion of such sum (as determined pursuant to Section 15(a)) shall be paid by Mack-Cali to Gale SLG promptly after the applicable Post-Closing Owner receives payment thereof.

(v)           Any payment by a tenant on account of Expense Reimbursements (to the extent not applied against rents due and payable by such tenant in accordance with the terms hereof) shall be applied to Expense Reimbursements then due and payable in the following order of priority:  (a) first, in payment of Expense Reimbursements for the accounting period in which the Closing occurs, (b) second, in payment of Expense Reimbursements owed by such tenant for the accounting periods succeeding the accounting period in which the Closing occurs and (c) third, in payment of Expense Reimbursements owed by such tenant for accounting periods preceding the accounting period in which the Closing occurs.

(vi)          To the extent that any payment on account of Expense Reimbursements is required to be paid periodically by tenants for any calendar year (or, if applicable, any lease year or any other applicable accounting period), and at the end of such calendar year (or lease year or other applicable accounting period, as the case may be), such estimated amounts are to be recalculated based upon the actual expenses, taxes or other relevant factors for that calendar year, lease year or other applicable accounting period, with the appropriate adjustments being made with such tenants, then such portion of the Expense Reimbursements that has been paid shall be prorated between Pre-Closing Owner and Post-Closing Owner at the Closing based on such estimated payments (i.e., with Pre-Closing Owner entitled to retain all monthly or other periodic installments of such amounts paid with respect to periods prior to the calendar month or other applicable installment period in which the Closing occurs, Pre-Closing Owner to pay to Post-Closing Owner at the Closing all monthly or other periodic installments of such amounts theretofore received by Pre-Closing Owner with respect to periods following the calendar month or other applicable installment period in which the Closing occurs and Pre-Closing Owner and Post-Closing Owner to apportion as of the Closing Date all monthly or other periodic installments of such amounts with respect to the calendar month or other applicable installment period in which the Closing occurs).  At the time(s) of final calculation and collection from (or refund to) each tenant of the amounts in reconciliation of actual Expense Reimbursements for a period for which estimated amounts paid by such tenant have been prorated, there shall be a re-proration between Pre-Closing Owner and Post-Closing Owner.  If, with respect to any tenant, the recalculated Expense Reimbursements exceeds the estimated amount paid by such tenant, (a) such excess, upon receipt from the applicable tenant, shall be paid by Post-Closing Owner to Pre-Closing Owner, if the period for which such recalculation was made expired prior to the Closing, and (b) such excess shall be apportioned between Pre-Closing Owner and Post-Closing Owner as of the Closing, if the Closing occurred during the period for which such recalculation was made.  If, with respect to any tenant, the recalculated Expense Reimbursements is less than the estimated amount paid by such tenant, (a) the shortfall shall be paid by Pre-Closing Owner to Post-Closing Owner, if the period for which such recalculation was made expired prior to the Closing and (b) such shortfall shall be apportioned between Pre-Closing Owner and Post-Closing Owner as of the Closing, if the Closing occurred during the period for which such recalculation was made.

(vii)         Until such time as all amounts required to be paid to Pre-Closing Owner by Post-Closing Owner pursuant to this Section 15(d) shall have been paid in full, the applicable Post-Closing Owner shall furnish to Gale SLG a reasonably detailed monthly accounting of cash receipts from tenants (to be accompanied by monthly cash receipt journals, bank statements and aged account receivable reports) with a detailed accounting of amounts allocable to Pre-Closing Owner pursuant to this Agreement, which accounting shall be delivered to Gale SLG on or prior to the thirtieth (30th) day following the last day of each calendar month from and after the calendar month in which the Closing occurs.  Gale SLG or its representatives shall have the right from time to time for a period of two (2) years following the Closing, on prior notice to JVLLC, during ordinary business hours on business days, to review the applicable Post-Closing Owner’s rental records with respect to the Property at the office where such records are then maintained by or on behalf of Post-Closing Owner to ascertain the accuracy of any such accountings.

(viii)        Any amount collected by any Post-Closing Owner or JVLLC to which Gale SLG is entitled to pursuant to this Section 15(d) shall be promptly paid over to Gale SLG, less the applicable Post-Closing Owner’s and JVLLC’s out-of-pocket costs of collection, including reasonable attorney’s fees and expenses reasonably allocable thereto.

(ix)           Gale SLG, on behalf of any Owner, shall be entitled to sue any Tenant or take any other actions to collect any delinquent rent, Expense Reimbursements or other payments due to such Owner and accrued prior to Closing (and not previously paid to such Owner) so long as such suit does not seek a termination of such Tenant’s Lease or eviction of such Tenant, and JVLLC, on behalf of such Owner, shall use good faith efforts at Gale SLG’s expense to support Gale SLG’s collection efforts on behalf of such Owner.

(e)           The amount of any security deposits received by a Pre-Closing Owner and not applied against Tenants’ obligations under Leases shall be credited against the applicable Agreed Value, and Pre-Closing Owners shall be entitled to retain any deposits so credited.  The applicable Agreed Value shall be increased by the amount of any utility deposits paid by Pre-Closing Owner with respect to the Properties.  JVLLC shall indemnify, defend and hold Gale SLG harmless with respect to any prepaid amounts or security deposits retained by, or delivered or credited to, the Post-Closing Owners at Closing.

(f)            Any assessments and other charges paid or payable by Pre-Closing Owners under any declarations, reciprocal easement agreements, covenants, restrictions or other agreements affecting the Properties shall be prorated between the Pre-Closing Owners and the Post-Closing Owners as of the Closing.

(g)           Fees and other charges under any Contracts shall be prorated between the Pre-Closing Owners and the Post-Closing Owners as of the Closing.

(h)           Mack-Cali shall pay to Gale SLG at Closing Mack-Cali’s Applicable Percentage Share of the amounts listed on Schedule 15(h).

(i)            Pre-Closing Owners shall be responsible for all unpaid leasing and brokerage commissions and tenant improvement costs identified on Schedule 8(a)(xxii) as being the responsibility of Pre-Closing Owners (collectively, together with certain free rent amounts set forth on Schedule 15(i), “Unfunded Lease Expenses”).  The leasing and brokerage commissions and tenant improvement costs identified on Schedule 8(a)(xxii) as being the responsibility of Post-Closing Owners shall be paid by the applicable Post-Closing Owner (or to the extent paid prior to Closing, reimbursed by Post-Closing Owners to Pre-Closing Owners at Closing).  Gale SLG shall escrow at Closing an amount equal to Mack-Cali’s Applicable Percentage Share of Unfunded Lease Expenses (to the extent then-remaining unpaid), and, upon receipt of proof of payment thereof by the Post-Closing Owner, Gale SLG shall direct that escrowee release to Mack-Cali or its designee for the benefit of the applicable Post-Closing Owner an amount equal to Mack-Cali’s Applicable Percentage Share of such Unfunded Leasing Expenses (or, with respect to the Challenger Property Challenger Mezz shall direct escrowee to release to Mack-Cali or its designee, for the benefit of the applicable Post-Closing Owner one hundred percent of such Unfunded Tenant Liabilities, or, with respect to the Waterview Property or the Thornall Property, Gale SLG shall direct escrowee to release to Mack-Cali or its designee, for the benefit of the applicable Post-Closing Owner an amount equal to the OP Percentage Interest, as of the Closing Date, multiplied by the amount of such Unfunded Leasing Expenses).  With respect to any other Lease or Lease modification entered into by Pre-Closing Owners after the date hereof, and with respect to any renewal, expansion or extension of any Lease through the exercise of an existing option, occurring after the date hereof, all tenant improvement work, leasing commissions, legal fees or other expenses or grants of any free rent period or other concessions shall be paid by the Post-Closing Owner (or to the extent paid prior to Closing, reimbursed by Post-Closing Owner to Pre-Closing Owner at Closing).  The prorations and payments made pursuant to this Section 15(i) shall not affect the Agreed Values of the Properties.

(j)            Fees and Expenses Related to New Financing.

(i)            JVLLC shall be responsible for the OP Percentage Share of all costs associated with the New Financing, including, without limitation, any costs imposed by or reimbursable to the lender for physical, environmental and legal due diligence, legal fees and disbursements, title charges and appraisal fees.

(ii)           Pre-Closing Owners shall be responsible for any accrued, unpaid interest, costs and expenses, prepayment premiums, breakage fees or other charges payable to lenders in connection with the payment and satisfaction at Closing of the principal balance of all mortgage and mezzanine indebtedness encumbering the Properties, other than (x) the Existing Floating Rate Debt encumbering the Troy Properties and (y) the Existing Fixed Rate Debt.

(k)           Pre-Closing Owners shall deliver proposed prorations to Mack-Cali on or before the date that is three (3) business days before the Closing Date.  Upon approval by Mack-Cali, the parties shall deliver the approved prorations statement (the “Closing Statement”) to the Title Company; provided that if any of such prorations were not accurately determined, then the same shall be recalculated as soon as reasonably practicable after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

(l)            If any refund of any prorated item is made after the Closing Date whether for a period prior to or on and after the Closing Date, the same shall be applied first to the reasonable out-of-pocket third party costs incurred in obtaining same and the appropriate pro rata portion of the balance, if any, of such refund shall, to the extent received by a Post-Closing Owner, be paid to Gale SLG (to the extent relating to the period prior to Closing).

(m)          Accrued, unpaid interest on the Existing Fixed Rate Debt as of the Closing Date shall be for the account of the Pre-Closing Owners.  Pre-Closing Owners shall be entitled to a credit in the amount of any unapplied cash reserves held by lenders with respect to the Existing Fixed Rate Debt (with any common reserves being allocated to the applicable Owners on the basis of contributions thereto and withdrawals therefrom).

(n)           The Agreed Value of the Class C Assets shall be adjusted upward at Closing to take account of any accrued and unpaid distributions on account of the OP’s interest in Gale SLG Naperville as of the Closing Date.

(o)           Any errors or omissions in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing.

(p)           The provisions of this Section 15 shall survive the Closing.

16.          SURVIVAL; LIMITATION OF LIABILITY.

(a)           Subject to Section 16(b), all representations and warranties of the Gale SLG Transferors contained in this Agreement shall survive the Closing for a period of nine (9) months from the date of the Closing, provided that Mack-Cali must give the Gale SLG Transferors written notice of any claim it may have against any Gale SLG Transferor for a breach of such representation, or for the breach of any covenant of a Gale SLG Transferor contained in this Agreement, within nine (9) months after the Closing.  Any claim which Mack-Cali may have at any time, whether known or unknown, which is not asserted within such nine (9) month period shall not be effective or valid, and the Gale SLG Transferors shall have no liability therefor.  In addition, Mack-Cali may not bring any action against any Gale SLG Transferor unless and until the aggregate amount of all liability and losses arising out of any breaches of this Agreement by the Gale SLG Transferors exceeds $250,000, and except as set forth in Section 16(b), in no event shall the aggregate liability and losses of the Gale SLG Transferors with respect to representations and warranties hereunder exceed $5,000,000.

(b)           Notwithstanding the provisions of Section 16(a), (i) the representations and warranties of the Gale SLG Transferors contained in Sections 8(a)(i) through 8(a)(ix) and in Section 8(a)(xv) and 8(a)(xvi) and in Section 16(f) (collectively, the “Entity-Related Representations”) shall survive the Closing indefinitely, subject only to any applicable statute of limitations, and (ii) in no event shall the aggregate liability of the Gale SLG Transferors with respect to the Entity-Related Representations and under Section 11.05(b) of the JVLLC Operating Agreement exceed $100,000,000.00.

(c)           Any payments for liabilities to Mack-Cali by reason of Entity-Related Representations with respect to the Thornall Interest, Thornall Owner or the Thornall Property or the Waterview Interest, Waterview Owner or the Waterview Property (in any such case, a “Non-Portfolio Property Payment”) shall be made by Portfolio Mezz.  To the extent that any Non-Portfolio Property Payment made by Portfolio Mezz results in diminished distributions by Portfolio Mezz to its sole member, the OP, causing diminished distributions by the OP to its partners, and diminished distributions by JVLLC to Gale SLG and Mack-Cali, Gale SLG shall pay to Mack-Cali an amount equal to the difference between (x) the aggregate amount of distributions received by Mack-Cali from JVLLC for the applicable period and (y) the aggregate amount of distributions that would have been received by Mack-Cali from JVLLC for the applicable period, had Portfolio Mezz not made a Non-Portfolio Property Payment.

(d)           Any payments for liabilities to Mack-Cali by reason of Entity-Related Representations with respect to the Challenger Interest, Challenger Owner or its Challenger Property shall be made by Challenger Mezz.

(e)           Gale SLG shall cause its members to recontribute any distributions made by it to such members in connection with the Transaction as and to the extent necessary to satisfy any liability it may have under this Section 16.

(f)            Mack-Cali shall not be subject directly or indirectly to any liability related to the Class C Assets, the Class C Properties or the Class C Entities, beyond its indirect interest therein through JVLLC.

(g)           The provisions of this Section 16 shall survive the Closing.

17.          NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 17):

If to the Gale SLG Transferors:	c/o The Gale Company, L.L.C.
100 Campus Drive, Suite 200
Florham Park, NJ 07932
Attention: Stanley Gale

With copies to:	SL Green Realty Corp.
The Graybar Building
420 Lexington Avenue
New York, New York 10170
Attention: Andrew S. Levine, Esq.

and to:	Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attn: Robert J. Ivanhoe, Esq.
Facsimile No.: (212) 801-6400

If to Mack-Cali:	c/o Mack-Cali Realty Corporation
11 Commerce Drive
Cranford, New Jersey 07016
with two (2)
separate copies
of the notice sent
to the attention of:
Mitchell E. Hersh
President and Chief Executive Officer
Facsimile No: (908) 272-0214

and
Roger W. Thomas
Executive Vice President
and General Counsel
Facsimile No: (908) 272-0485

With a copy to:	Seyfarth Shaw LLP
1270 Avenue of the Americas
Suite 2500
New York, New York 10020
Attn: John P. Napoli
Facsimile No: (212) 218-5527

If to Escrowee:	Commonwealth Land Title Insurance Company
Two Grand Central Tower
140 East 45th Street
New York, New York 10017
Attn: Asher Fried, Esq.
Facsimile No.: (212) 973-6723

18.          BROKERS.

Each of Mack-Cali, on the one hand, and the Gale SLG Transferors, on the other hand, represents and warrants to the other that, other than Eastdil (“Broker”), it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby.  Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation attorneys’ fees and costs) incurred in connection with, or arising out of, claims for any broker’s, agent’s or finder’s fees of any person claiming by or through such party with respect to this transaction other than Broker.  The obligations of Mack-Cali and the Gale SLG Transferors under this Section 18 shall survive the Closing and the termination of this Agreement.  The fees, commissions, costs and/or expenses due to Broker shall be borne by Gale SLG and paid at Closing.

19.          TAX MATTERS.

(a)           The Gale SLG Transferors shall be liable for and timely pay their proportionate share of any and all liabilities of the GP, the OP, the Properties or any Property Subsidiary for all Taxes attributable to taxable periods ending on or prior to the Closing (“Pre-Closing Period”).  Except as otherwise provided herein with respect to Straddle Periods (as defined below), each of the Gale SLG Transferors and Mack-Cali shall be liable for and timely pay its proportionate share of any and all liabilities of the JVLLC, the GP, the OP, the Properties or any Property Subsidiary for all Taxes attributable to taxable periods ending after the Closing (a “Post-Closing Period”); provided, however, that any party’s liability for Taxes shall be calculated by first determining the Properties to which any such Tax liability relates (a “Class Tax Liability”) and then allocating such Class Tax Liability to the Gale SLG Transferors and Mack-Cali in accordance with their respective Class A Percentage Interest, Class B Percentage Interest or Class C Percentage Interest, as the case may be.  In any case where applicable law does not permit the GP, the OP or any Property Subsidiary to close its Tax year as of the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), Taxes, if any, attributable to the Straddle Period shall be allocated to and be payable by the Gale SLG Transferors for the period up to and including the Closing Date (the “Pre-Closing Straddle Period”) or the Gale SLG Transferors and Mack-Cali for the period after the Closing Date (the “Post-Closing Straddle Period”), which liability for Taxes relating to a Post-Closing Straddle Period shall be allocated among the Gale SLG Transferors and Mack-Cali in the same manner as liabilities for Taxes are allocated for a Post-Closing Period.  The Gale SLG Transferors shall prepare and timely file all Tax Returns (including applicable filing extensions) for the GP, the OP and all Property Subsidiaries for taxable periods ended on or prior to the Closing (each a “Pre-Closing Tax Return”); provided, however, that the Gale SLG Transferors shall provide the JVLLC and Mack-Cali with a copy of any such Pre-Closing Tax Return no later than fifteen (15) calendar days prior to filing such Pre-Closing Tax Return and shall within five (5) calendar days of filing provide the JVLLC, the Gale SLG Transferors and Mack-Cali with a copy of any such Pre-Closing Tax Return filed with any taxing authority. All Pre-Closing Tax Returns shall be prepared in a manner consistent with the reporting of all items of income or loss on prior Tax Returns of the GP, the OP or any Property Subsidiary, unless otherwise required by applicable laws.  The JVLLC shall prepare, or cause to be prepared, and shall timely file (including applicable filing extensions) or cause to be prepared and timely filed (including applicable filing extensions) all Tax Returns for the GP, the OP and all Property Subsidiaries, other than the Waterview Owner, the Challenger Owner and the Thornall Owner, for all Straddle Periods (“Straddle Returns”).  Straddle Returns shall be prepared in a manner consistent with the reporting of all items of income and loss of prior Tax Returns of the GP, the OP or any Property Subsidiary, unless otherwise required by applicable laws.  Any allocations of (i) Taxes to a Pre-Closing Straddle Period shall be subject to Gale SLG Transferors’ approval, which shall not be unreasonably withheld, (ii) Class Tax Liability to Class A Properties or Class B Properties shall be subject to Mack-Cali’s approval, which shall not be unreasonably withheld, or (iii) Class Tax Liability to Class B Properties or Class C Properties shall be subject to Gale SLG Transferors’ approval, which shall not be unreasonably withheld. Taxes payable with Straddle Returns shall be allocated between the Pre-Closing Straddle Period and Post-Closing Straddle Period, as described above, based on an assumed period ending on the Closing Date; provided, however, that Taxes not based on income or receipts shall be allocated between the Pre-Closing Straddle Period and Post-Closing Straddle Period based on the number of days in each such taxable period.

(b)           If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made by a taxing authority with respect to Taxes against the JVLLC, the GP, the OP, any Property Subsidiary or the Properties, the calculation of which involves a specific matter covered in this Agreement (“Tax Claim”), or if the JVLLC, the GP, the OP or any Property Subsidiary receives any notice from any taxing authority with respect to any current or future audit, examination, investigation or other proceeding (“Proceeding”) involving the JVLLC, the GP, the OP, any Property Subsidiary, or the Properties or that otherwise involves a specific matter covered in this Agreement that could directly or indirectly materially affect either the Gale SLG Transferors or Mack-Cali (adversely or otherwise), then the JVLLC shall promptly notify the Gale SLG Transferors’ notice parties set forth in Section 17 (“Gale SLG Transferors’ Representatives”) and the Mack-Cali  notice parties set forth in Section 17 (“Mack-Cali’s Representatives”) of such Tax Claim or Proceeding.  Any Tax Claim or Proceeding that would increase any party’s liability for Taxes for any taxable period or could give rise to a claim for indemnification under this Agreement shall be considered material.

(c)           The Gale SLG Transferors shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to the ownership or operations of the GP, the OP, any Property Subsidiary or the Properties for any Pre-Closing Period, unless any such action would reasonably be expected to result, directly or indirectly, in a material adverse Tax effect or a liability or material increase in liability to Mack-Cali for any Tax period, in which case, such action may not be taken without Mack-Cali’s consent.

The JVLLC shall have the right to control the defense, settlement or compromise of any Proceeding or Tax Claim with respect to the ownership or operations of the JVLLC, the GP, the OP, any Property Subsidiary or the Properties for any Post-Closing Period, unless any such action would reasonably be expected to result in a material adverse Tax effect or a liability or material increase in liability to the Gale SLG Transferors or Mack-Cali for any Tax period, in which case, such action may not be taken without the Gale SLG Transferors’ consent and Mack-Cali’s consent.  Notwithstanding the foregoing, (i) each such party shall keep the other parties, including, without limitation, Mack-Cali, duly and contemporaneously informed of the progress of any Tax Claim or Proceeding under its control to the extent that such Proceeding or Tax

Claim could directly or indirectly materially affect (adversely or otherwise) the Gale SLG Transferors or Mack-Cali and shall afford the Gale SLG Transferors or Mack-Cali the right to review and comment on any and all submissions made to any taxing authority with respect to such Tax Claim or Proceeding and shall consider any such comments in good faith, and (ii) subject to the balance of this Section 19(c), neither the Gale SLG Transferors nor the JVLLC shall consent to the entry of any judgment or enter into any settlement with respect to a Tax Claim or Proceeding without the prior written consent of the Gale SLG Transferors or Mack-Cali, as applicable.  As a condition to withholding its consent to a settlement proposal (i) a party must have a reasonable basis to believe that such settlement would have a material adverse Tax effect or material increase in liability to such party, and (ii) a party must believe, based on the advice of a nationally recognized accounting or law firm, that it is more likely than not that the position asserted by the party seeking consent would prevail if it were to be asserted in a judicial proceeding.  A party withholding its consent to a settlement proposal shall assume the subsequent costs of defending and asserting the positions asserted by such party in a judicial proceeding, shall have the right to control such proceeding and shall indemnify the other party for any Taxes and related interest and penalties resulting from a subsequent judgment in excess of the amounts that would have been imposed pursuant to the rejected settlement (but not any other costs associated with such proceeding or any other issues involved therein).

(d)           From and after the Closing, the parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with (i) the preparation of a Tax Return, election, consent or certificate required to be prepared by any party hereto or (ii) any Tax Claim or Proceeding.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules.

20.          MISCELLANEOUS.

(a)           Mack-Cali shall have no right to assign its rights or obligations under this Agreement except for an assignment at Closing to one or more controlled affiliates of Mack-Cali, provided that such assignees shall expressly assume all obligations and liabilities of Mack-Cali hereunder.  Each of the Gale SLG Transferors may assign its rights to an affiliate, to which such Gale SLG Transferor transfers all right, title and interest in the GP and the OP, or Challenger Owner, as applicable, immediately prior to Closing; provided that such Gale SLG Transferor shall not thereby be relieved from any of its obligations or liabilities under this Agreement (whether arising before or after Closing ) and such assignee shall expressly assume all obligations and liabilities of the Applicable Gale SLG Transferors hereunder.

(b)           No party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other parties unless otherwise required by law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.  The provisions of this Section 20(b) shall survive the Closing and termination of this Agreement.

(c)           If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

(d)           This Agreement (including the Exhibits and the Schedules) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Gale SLG Transferors and Mack-Cali with respect to the subject matter hereof and thereof, including the Letter of Intent dated February 3, 2006 between Mack-Cali Realty Acquisition Corp., The Gale Company, L.L.C. and SL Green Realty Corp.

(e)           This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Gale SLG Transferors and Mack-Cali or (b) by a waiver in accordance with Section 20(f).

(f)            Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(g)           This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

(h)           Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(i)            This Agreement and all others arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the laws of the State in which any Property is located dictate that its laws shall govern the issue in dispute.  All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of the City of New York; provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of the City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of the City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.  The provisions of this Section 20(i) shall survive the Closing and the termination of this Agreement.

(j)            The parties hereto hereby waive to the fullest extent permitted by applicable law any right they may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.  Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 20(j).  The provisions of this Section 20(j) shall survive the Closing and the termination of this Agreement.

(k)           This Agreement may be executed and delivered (including by facsimile transmission or portable document format (PDF)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(l)            This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both the Gale SLG Transferors and Mack-Cali have contributed substantially and materially to the preparation of this Agreement.  The provisions of this Section 20(l) shall survive the Closing.

(m)          If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Closing Date or any other date to be determined under this Agreement should fall on a day that is not a Business Day then such date shall be extended to the next succeeding Business Day.

(n)           All parties shall hold both the terms and conditions of this Agreement and its existence as confidential information and will not disclose such terms, conditions or existence, or the fact that negotiations are taking place, to any third party without the other parties’ prior written consent, except to the extent necessary to comply with law or to conform to any party’s general custom and practice.  The provisions of this Section 20(n) shall survive the Closing and the termination of this Agreement.

(o)           In connection with the Transaction, the Gale SLG Transferors shall be responsible for their attorneys’ fees, all real estate transfer taxes, all costs incurred to repay or satisfy any liens affecting any Property or membership interests in any Owner, assumption fees and expenses payable to lender in respect of the Debt Assumption pursuant to the documents evidencing the Existing Fixed Rate Debt, prorations and apportionments as set forth in Section 15 and one half of all reasonable escrow fees.  In connection with the Transaction, Mack-Cali shall be responsible for its attorneys’ fees, all title insurance and survey costs, the costs of its due diligence investigations, prorations and apportionments as set forth in Section 15 and one-half of all reasonable escrow fees.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.  The provisions of this Section 20(o) shall survive the Closing and the termination of this Agreement.

(p)           From and after the Closing Date, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by the other parties and are reasonably necessary to provide the respective parties hereto the benefits intended to be afforded hereby.  The provisions of this Section 20(p) shall survive Closing.

(q)           Neither Mack-Cali nor any of its affiliates has engaged in any dealings or transactions, directly or indirectly, (a) in contravention of any U.S., international or other money laundering regulations or conventions, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. §1 et seq., as amended), or any foreign asset control regulations of the United States Treasure Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (b) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten To Commit, or Support Terrorism), as may be amended or supplemented from time to time or on behalf of terrorists or terrorist organizations.

(r)           Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys, or agents of any of the Gale SLG Transferors or their affiliates, shall have any personal liability or obligation whatsoever for obligations under this Agreement or under any documents delivered at Closing, and the individual assets of such parties shall not be subject to any claims of any person relating to such obligations.  Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that none of the employees, directors, officers, members, partners, managers, principals, consultants, shareholders, advisors, attorneys or agents of Mack-Cali shall have any personal liability or obligation whatsoever for any obligations under this Agreement of under any documents delivered at Closing, and the individual assets of such parties shall not be subject to any claims of any person relating to such obligations.  However, the foregoing shall not in any way limit the parties’ obligations and liabilities under this Agreement.  The provisions of this Section 20(r) shall survive the Closing and the termination of this Agreement.

(s)           Gale SLG understands that Mack-Cali may seek to structure its acquisition of one or more of the Challenger Property, the Waterview Property or the Thornall Property in such a way that will afford Mack-Cali an opportunity to take advantage of the provisions of Code Section 1031 governing tax free exchanges and reorganizations.  Gale SLG shall cooperate with Mack-Cali in such efforts, which cooperation shall be at Mack-Cali’s expense, except as otherwise set forth below.  Without limiting the generality of the foregoing, (i) the parties hereto shall, at Mack-Cali’s request, sever this Agreement into separate agreements (each, a “Severed Contract”) for the Waterview Interest, Challenger Interest, Thornall Interest and Mack-Cali Interest, respectively and (ii) the applicable Gale SLG Transferor, as directed by Mack-Cali, shall transfer the Challenger Interest, the Waterview Interest or the Thornall Interest, as applicable, at Closing to one or more Qualified Intermediaries (as defined in the Code) and not to Mack-Cali.  The Severed Contracts shall reflect all of the terms and provisions of this Agreement with respect to the Properties covered thereby and drafts thereof shall be prepared by Mack-Cali’s attorneys, subject to review and approval by Gale SLG and its counsel (it being understood that Gale SLG shall bear its own legal fees with respect to such review and approval).  Mack-Cali reserves the right, in effectuating such like-kind exchanges, to assign its rights, but not its obligations, under this Agreement with respect to the Challenger Interest, the Waterview Interest or the Thornall Interest, as applicable, at Closing to such Qualified Intermediaries, and Gale SLG hereby consents to such assignment.  Mack-Cali shall indemnify, defend and hold the Gale SLG Transferors harmless from and against any and all costs, loss, liability and expenses, including attorneys’ fees and costs, arising out of or in connection with any such like-kind exchange and any related matter arising by reason of Gale SLG’s obligations under this paragraph.

21.          TROY TRANSACTION.

(a)           Mack-Cali acknowledges that Gale SLG is currently pursuing a transaction with respect to recapitalizing the OP’s interest in the Troy Properties.  It is currently contemplated that the OP will contribute its membership interest in the Troy Entities of to a to-be-formed joint venture (the “Troy JV”) between a newly-formed wholly-owned subsidiary of the OP, and an affiliate of Transwestern Investment Company, L.L.C. in exchange for certain common equity and preferred equity interests in the Troy JV having an Agreed Value of $9,500,000.00.

(b)           Mack-Cali hereby acknowledges, agrees and consents to the transaction described in Section 21(a), and/or any other transaction with respect to the disposition, refinancing or recapitalization, in whole or in part, of the Troy Entities or the Troy Properties (in any case, a “Troy Transaction”) as may be entered into by Gale SLG, the OP, Portfolio Mezz or the Troy Entities in the sole and absolute discretion of Gale SLG.

(c)           Notwithstanding anything to the contrary contained herein, Gale SLG shall be permitted to pursue any Troy Transaction or series of Troy Transactions, to execute, deliver and perform under such contracts and agreements with respect thereto on behalf of itself, the OP, Portfolio Mezz or the Troy Entities as Gale SLG may deem advisable in its sole and absolute discretion, to transfer, finance, encumber or otherwise pledge the Troy Properties or the membership interests in the Troy Entities or take any other action with respect to the Troy Entities in each in whole or in part or the Troy Properties as Gale SLG shall determine in its sole and absolute discretion.

(d)           If a Troy Transaction closes on or before Closing hereunder, the Clause C Amount shall be adjusted to equal the Applicable Percentage Share of the net equity value of the OP’s then-remaining interest, direct or indirect, in the Troy Properties.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

GALE SLG PARTIES:

Gale SLG NJ LLC, a Delaware limited
liability company

By:	/s/ STANLEY C. GALE
Name: Stanley C. Gale
Title: President

Gale SLG NJ Mezz LLC, a Delaware limited
liability company:

By:	/s/ STANLEY C. GALE
Name: Stanley C. Gale
Title: President

Gale SLG Ridgefield Mezz LLC, a Delaware
limited liability company

By:	/s/ STANLEY C. GALE
Name: Stanley C. Gale
Title: President

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

MACK-CALI:

Mack-Cali Ventures L.L.C., a Delaware limited liability company

By:	Mack-Cali Realty, L.P., Sole Member

By:	Mack-Cali Realty Corporation, General Partner

By:	/s/ MITCHELL E. HERSH

Name:	Mitchell E. Hersh
Title:	President and Chief Executive Officer